As filed with the Securities and Exchange Commission on February 10, 2006
                                                      Registration No. 333-_____



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                            NEWGEN TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

           Nevada                         4925                   33-0840184
(State or other Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of Incorporation or       Classification Code Number)   Identification No.)
       Organization)

                         6000 Fairview Road, 12th Floor
                         Charlotte, North Carolina 28210
                                 (704) 552-3590
                   (Address and telephone number of principal
                      executive offices and principal place
                        of business) Bruce Wunner, Chief
                                Executive Officer
                            NewGen Technologies, Inc.
                         6000 Fairview Road, 12th Floor
                         Charlotte, North Carolina 28210
                                 (704) 552-3590
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Thomas A. Rose, Esq.
                              Yoel Goldfeder, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.


If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- --------------------------- --------------------
   Title of each class of        Number of Shares       Proposed          Proposed maximum            Amount of
 securities to be registered     to be registered       maximum       aggregate offering price     registration fee
                                       (1)              offering
                                    price per
                                      share
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par          19,531,250(2)         $2.75(3)           $53,710,937.50             $5,747.07
value issuable upon
conversion of Convertible
Debentures
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par
value issuable upon exercise        5,625,000           $1.00(4)            $5,625,000.00              $601.88
of warrants
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par
value issuable upon exercise        2,155,000          $0.001(4)              $2,155.00                 $0.23
of warrants
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par
value issuable upon exercise         100,000            $5.00(4)             $500,000.00                $53.50
of warrants
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par
value issuable upon exercise         140,000            $1.50(4)             $210,000.00                $22.47
of warrants
------------------------------- -------------------- ---------------- --------------------------- --------------------
Common Stock, $0.001 par            20,124,588          $2.75(3)           $55,342,617.00             $5,921.66
value
------------------------------- -------------------- ---------------- --------------------------- --------------------
Total                               47,675,838                             $115,390,709.50            $12,346.81
------------------------------- -------------------- ---------------- --------------------------- --------------------

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the convertible debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the convertible debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.
(2) Includes a good faith estimate of the shares underlying the convertible debenture to account for market fluctuations.
(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 8, 2006, which was $2.75 per share.
(4) Calculated in accordance with Rule 457(g)(1) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2006

                            NEWGEN TECHNOLOGIES, INC.
                              47,675,838 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 47,675,838 shares of our common stock, including up to 19,531,250 shares of common stock underlying a convertible debenture in the principal amount of $5,000,000, up to 5,625,000 shares issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share, 2,155,000 shares issuable upon the exercise of common stock purchase warrants with an exercise price of $0.001 per share, 100,000 shares issuable upon the exercise of common stock purchase warrants with an exercise price of $5.00 per share and 140,000 shares issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share. The $5,000,000 convertible debenture is convertible into our common stock at the lower of $1.00 or 80% of the lowest closing bid price for the common stock for the 5 trading days before but not including the conversion date.

         The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

         Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "NWGN." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 8, 2006, was $2.75.

         Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

         No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2006.

                                Table Of Contents

Prospectus Summary........................................................7

Risk Factors..............................................................9

Use Of Proceeds..........................................................10

Market For Common Equity And Related Stockholder Matters.................17


Business.................................................................22

Facilities...............................................................26

Employees................................................................27

Legal Proceedings........................................................27

Management...............................................................27

Certain Relationships And Related Transactions...........................29

Security Ownership Of Certain Beneficial Owners And Management...........30

Description Of Securities To Be Registered...............................30

Indemnification For Securities Act Liabilities...........................31

Plan Of Distribution.....................................................31

Penny Stock..............................................................31

Selling Stockholders.....................................................33

Legal Matters............................................................37

Experts..................................................................37

Available Information....................................................37

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "NewGen," "NWGN," the "Company," "we," "us," and "our" refer to NewGen Technologies, Inc.

                            NEWGEN TECHNOLOGIES, INC.

         We were incorporated under the laws of the State of Nevada on January 29, 1997. On July 29, 2005, we entered into a Share Exchange Agreement with ReFuel America, Inc., a Delaware corporation and the shareholders of ReFuel America, Inc., which closed on August 2, 2005. Pursuant to the Agreement, we acquired all of the outstanding equity stock of ReFuel America, Inc from the shareholders of ReFuel America, Inc. On August 10, 2005 we changed our name to NewGen Technologies, Inc.

         Subsequent to the acquisition of ReFuel America, Inc., we develop for commercial use various intellectual property to be utilized in the production of traditional and alternative fuels, which are intended to increase an automobile's miles per gallon while providing cleaner fuel emissions by changing the property of fuel to allow more complete combustion. In addition, through the development of various joint ventures, we will produce alternative fuels and blend with traditional fuels for distribution.

         For the period from June 1, 2005, our inception, through September 30, 2005, we had no revenue and a net loss of $2,495,235. As a result of this loss and our small amount of working capital, in their report on our financial statements, our auditors expressed substantial doubt about our ability to continue as a going concern.

         Our executive offices are located at 6000 Fairview Road, 12th Floor, Charlotte, North Carolina 28210, and our telephone number is (704) 552-3590. We are a Nevada corporation.

The Offering

Common stock outstanding before the offering...........    38,611,224 shares

Common stock offered by selling stockholders...........    Up to 47,675,838 shares,  including the following:

                                                           o     up to 19,531,250 shares of common stock underlying
                                                                 convertible debentures in the principal amount of
                                                                 $5,000,000 (includes a good faith estimate of the
                                                                 shares underlying the callable secured convertible
                                                                 notes to account for market fluctuations
                                                                 antidilution and price protection adjustments,
                                                                 respectively),
                                                           o     up to 5,625,000 shares of common stock issuable
                                                                 upon the exercise of common stock purchase
                                                                 warrants at an exercise price of $1.00 per share
                                                                 (includes a good faith estimate of the shares
                                                                 underlying the warrants to account for market
                                                                 fluctuations antidilution and price protection
                                                                 adjustments, respectively),
                                                           o     2,155,000 shares of common stock issuable upon the
                                                                 exercise of common stock purchase warrants at an
                                                                 exercise price of $0.001 per share, o 100,000
                                                                 shares of common stock issuable upon the exercise
                                                                 of common stock purchase warrants at an exercise
                                                                 price of $5.00 per share
                                                           o     140,000 shares of common stock issuable upon the
                                                                 exercise of common stock purchase warrants at an
                                                                 exercise price of $1.50 per share

Common stock to be outstanding after the offering......   Up to 66,162,474 shares.
Use of  proceeds.......................................   We will  not receive any proceeds from the sale of the common stock hereunder. However, we will receive the sale price of any common stock we sell to the selling stockholder upon
                                                          exercise of the warrants. We expect to use the proceeds
                                                          received from the exercise of the warrants, if any, for
                                                          general working capital purposes. See "Use of Proceeds" for a complete description.

OTCBB Symbol.................................. ........   NWGN

      The above information regarding common stock to be outstanding after the offering is based on 38,611,224 shares of common stock outstanding as of February 8, 2006 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholders.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                     Risks Related to Our Financial Results

We Are a Development Stage Company with Little Experience in the Operation of its Business. There is a Risk that Our Business May Fail.

         To date, we have been involved primarily in product development in developing sources of supply for product components and developing joint ventures for production of alternative fuels. We have only a limited operating history and no experience in producing and bringing to market its products. We may experience in the future many of the problems, delays and expenses encountered by any early stage business, many of which are beyond its control. These problems include, but are not limited to:

         o substantial delays and expenses related to testing, development, and production of our products,

         o unanticipated difficulties relating to the production and marketing of a new product in the marketplace,

         o  competition from larger and more established companies

         o  lack of market acceptance of our new products and technologies.

         We have only a limited operating history upon which to base any projection of the likelihood it will prove successful, and thus we cannot assure that it will achieve profitable operations or even generate any operating revenues.

         In addition, our technology is a new approach to reducing harmful emissions from certain internal combustion engines and the unproven aspects of its technology may never prove commercially viable. There is the potential that we may not be able to produce on a sustainable basis the preliminary performance results achieved in certain of its research efforts. It is also possible that our products will not meet certain regulatory requirements and we may not be able to manufacture or successfully market its products at a reasonable cost.

We May Need to Raise Capital to Fund our Operations, and our Failure to Obtain Funding When Needed may Force us to Delay, Reduce or Eliminate our Product Development efforts.

         If in the future, if we are not capable of generating sufficient revenues from operations and our capital resources are insufficient to meet future requirements, we may have to raise funds to continue the commercialization, marketing and sale of our technologies and products.

         We cannot be certain that funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, it may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of its product candidates, restrict its operations or obtain funds by entering into agreements on unattractive terms.

Our Independent Auditors Have Expressed Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

      In their report dated December 27, 2005, our independent auditors stated that our financial statements for the period from June 1, 2005 (inception) through September 30, 2005, were prepared assuming that we would continue as a going concern. The independent auditors noted that we have suffered significant losses from operations and have a small amount of working capital. As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

                          Risks Related To Our Business

Our Commercial Success Will Depend in Part on Our Ability to Obtain and Maintain Patent Protection.

         Our success will depend in part on our ability to maintain and/or obtain and enforce patent protection for our technologies and to preserve its trade secrets, and to operate without infringing upon the proprietary rights of third parties. We have obtained rights to three patent applications filed in Great Britain, and may, in the future, seek rights from third parties to other patent applications or patented technology. There can be no assurance that patents will issue from the patent applications filed or that the scope of any claims granted in any patent will provide us with proprietary protection or a competitive advantage.

         We cannot be certain that the creators of our technology were the first inventors of inventions covered by its patent applications or that they were the first to file. Accordingly, there can be no assurance that patents will be valid or will afford us with protection against competitors with similar technology. The failure to maintain and/or obtain patent protection on the technologies underlying our proposed products may have a material adverse effect on our competitive position and business prospects.

         It is also possible that our technologies may infringe on patents or other rights owned by others. We may have to alter our products or processes, pay licensing fees, defend an infringement action or challenge the validity of the patents in court, or cease activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to us. There can be no assurance that a license will be available to us, if at all, upon terms and conditions acceptable to us or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have sufficient resources to pursue such litigation. If we do not obtain a license under such patents, are found liable for infringement or are not able to have such patents declared invalid, we may be liable for significant money damages and may encounter significant delays in bringing products and services to market. There can be no assurance that we have identified United States and foreign patents that pose a risk of infringement.

We May Experience Difficulties in the Introduction of New Products that Could Result in Us Having to Incur Significant Unexpected Expenses or Delay the Launch of New Products.

            Our technologies and products are in various stages of development. These development stage products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that they will sustain us to achieve profitable operations.

         We currently do not have any mechanism for the distribution of our alternative fuel products. We have entered into an agreement to acquire three fuel terminals located in the Southeast region of the Unites States. Although we have entered into an agreement to retain an experienced management company to operate and manage the terminals, we have no experience in the operation of a distribution center and if we do not ultimately acquire the fuel terminals or if we are unable to develop a sufficient method for the distribution of our alternative fuel products we will be unable to develop the commercial use of our intellectual property.

We Will Require Additional Financing in Order to Construct Bio-Diesel Production Plants

         We will need funding in excess of $250 million in order to construct several bio-diesel production facilities. Accordingly we will be required to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock. Furthermore, if we are unable to obtain financing we will not be able to consummate the acquisition of the fuel terminals and we may have to forfeit the deposit paid to the seller as liquidated damages.

We are Dependent on Third Parties for the Manufacturing of Certain of our Products and any Conflicts with These Third Parties May Prevent it from Commercializing its Products.

         We do not control these third parties, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that any of these third parties may not perform as expected, and that they may breach or terminate their agreements with us before completing their work. It is also possible that they may choose to provide services to a competitor. Any failure of a third party to provide us with the services for which it has contracted could prevent us from commercializing our products or delay market introduction.

We Have Entered into Several Joint Venture Agreements to Build and Operate Biodiesel Plants, But We Have No Experience in the Construction or Operation of Such Facilities, Therefore There is a Risk that these Joint Ventures May Not be Successful and We Will Dependent on Third Parties for Supply of Biodiesel.

         We have entered into several joint venture agreements to build and operate biodiesel plants around the United States and in Europe. Although we plan on hiring experienced engineers to assist in the development of these facility we do not have experience in the construction industry or experience in the production of biodiesel fuel. Accordingly, we will be dependent on the experience of our joint venture partners and employees with respect to these projects. If these joint ventures are not successful we will then be required to locate alternative means to produce our biodiesel products.

We are Dependent on Supplies of Gasoline and Diesel to Produce our Products.

         The production of our products is dependent on a sufficient supply of gasoline and diesel. If we are unable to obtain a sufficient fuel supply it could prevent us from commercializing our blended products or we would have to market 100% biodiesel and additive only.

We are Dependent Upon Key Personnel.

      Our success is heavily dependent on the continued active participation of certain of our current executive officers, including S. Bruce Wunner and Ian Williamson. Loss of the services of one or both of these officers could have a material adverse effect upon our business, financial condition or results of operations. Neither of these individuals currently have any plans to retire or leave in the near future. We do not maintain any key life insurance policies for any of its executive officers or other personnel. The loss of any of our senior management could significantly impact our business until adequate replacements can be identified and put in place.

There is a Risk that Products Developed by Competitors Will Reduce Our Profits or Force Us Out of Business.

         We may face competition from companies that are developing products similar to those we are developing. The petroleum/fossil fuels industry has spawned a large number of efforts to create technologies that help reduce or eliminate harmful emissions from the burning of fuels. These companies may have significantly greater marketing, financial and managerial resources than us. We cannot assure investors that our competitors will not succeed in developing and distributing products that will render our products obsolete or noncompetitive. Generally, such competition could potentially force us out of business.

Our Products Can Only Be Applied to a Limited Range of Uses With the Resulting Concentration Possibly Limiting our Potential Growth.

         Our products are being developed with a limited set of functional uses relating primarily to internal combustion engines. Significant efforts exist to find alternatives to internal combustion engines. In addition, the regulatory environment is becoming increasingly restrictive with regard to the performance of internal combustion engines and the harmful emissions they produce. If alternatives to internal combustion engines become commercially viable, it is possible that the potential market for our products could be reduced, if not eliminated.

We May Be Subject to Government Approvals and Regulations that Reduce our Ability to Commercialize our Products, Increase our Costs of Operations and Decrease our Ability To Generate Income.

         We are subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products it sells. There is no single regulatory authority to which we must apply for certification or approval to sell its products in the United States or outside its borders.

         There can be no assurance that we will obtain regulatory approvals and certifications for our products. Even if we are granted such regulatory approvals and certifications, it may be subject to limitations imposed on the use of our products. In the future, we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. We cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

We Create Products That May Have Harmful Effects on the Environment If Not Stored and Handled Properly Prior to Use, Which Could Result in Significant Liability and Compliance Expense.

         The re-processing of refined fossil fuels involves the controlled use of materials that are hazardous to the environment. We cannot eliminate the risk of accidental contamination or discharge and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. Claimants may sue us for injury or contamination that results from use by third parties of alternative fuel products, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

We May Have Difficulties Managing Growth Which Could Lead to Higher Losses.

         While we have not yet achieved any revenues through the sale or licensing of our products, should certain events occur, we might be in a position to rapidly commercialize our products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to improve its operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should we be unable to successfully create improvements to its internal procedures and controls in an efficient and timely manner, then management may receive inadequate information necessary to manage our operations, possibly causing additional expenditures and inefficient use of existing human and capital resources.

                     Risks Relating To Our Current Financing

There Are A Large Number of Shares Underlying Our Convertible Debentures And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Future Market Price Of Our Common Stock.

         As of February 8, 2006, we had 38,611,224 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 3,906,250 shares of common stock, and outstanding warrants to purchase up to 5,625,000 shares of common stock. In addition, other warrants to purchase an aggregate of 2,395,000 and options to purchase 800,000 shares of common stock have been granted. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. There is currently a limited market for shares of our common stock and the sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature Of Our Convertible Debentures Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders.

         Our obligation to issue shares upon conversion of our convertible debenture in the principal amount of $5,000,000 is essentially limitless since conversion is at the lower of $1.00 or 80% of the lowest closing bid price for the common stock for the 5 trading days before but not including the conversion date. Accordingly, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the callable secured convertible notes (excluding accrued interest), based on market prices 25%, 50% and 75% below the current market price of $2.75.
                                               Number            % of
         % Below          Price Per           of Shares      Outstanding
         Market             Share             Issuable          Stock
         ------             -----             --------          -----
         25%               $2.0625            2,367,424         5.84%
         50%               $1.3750            3,551,136         8.51%
         75%               $0.6875            7,102,273         15.69%

         As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.


The Continuously Adjustable Conversion Price Feature Of Our $5,000,000 Principal Convertible Debenture May Encourage Investors To Make Short Sales In Our Common Stock, Which Could Have A Depressive Effect On The Price Of Our Common Stock.

         The convertible debenture is convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. There is currently a limited market for our common stock and the selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance Of Shares Upon Conversion Of The Convertible Debentures And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures And Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required To File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

         Based on the current conversion price of our convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and are registering 25,156,250 shares to cover the conversion of the convertible debentures and stock purchase warrants. In the event that our conversion or exercise price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required For Any Reason To Repay Our Outstanding Convertible Debentures, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure To Repay The Convertible Debentures, If Required, Could Result In Legal Action Against Us, Which Could Require The Sale Of Substantial Assets.

On January 24, 2006, we entered into a financing arrangement involving the sale of an aggregate of $5,000,000 principal amount of convertible debentures and stock purchase warrant to buy 1,125,000 shares of our common stock. The convertible debenture is due and payable, with 10% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business or the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

                         Risks Related To This Offering

There Is No Assurance Of An Established Public Trading Market, Which Would Adversely Affect The Ability Of Investors In Our Company To Sell Their Securities In The Public Markets.

         Although our common stock trades on the Over-the-Counter Bulleting Board (the "OTCBB"), a regular trading market for the securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTCBB to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for The Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

         o  the issuance of new equity securities;
         o  changes in interest rates;
         o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         o  variations in quarterly operating results;
         o  change in financial estimates by securities analysts;
         o  the depth and liquidity of the market for our common stock;
         o investor perceptions of our company and the technologies industries generally; and
         o  general economic and other national conditions.

The Limited Prior Public Market And Trading Market May Cause Volatility In The Market Price Of Our Common Stock.

         Our common stock is currently traded on a limited basis on the OTCBB under the symbol "NWGN." The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

         o investors may have difficulty buying and selling or obtaining market quotations;
         o  market visibility for our common stock may be limited; and
         o a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our Common Stock Could Be Considered To Be A "Penny Stock."

         Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange;
(iii) it is NOT quoted on The Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-Dealer Requirements May Affect Trading And Liquidity.

         Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

         Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock, As The Future Sale Of A Substantial Amount Of Our Restricted Stock In The Public Marketplace Could Reduce The Price Of Our Common Stock.

         From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement or if there is an event of default. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, we have received gross proceeds of $5,000,000 from the sale of the convertible debentures. The proceeds received from the sale of the convertible debentures will be and are being used for the acquisition of fuel terminals, as well as working capital needs for such terminals.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded on the OTC Bulletin Board, referred to herein as the OTCBB, under the symbol "NWGN" The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock, as reported by the OTCBB. The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                                                           2005
                                                   --------------------------------------------
                                                         Low                        High
                                                   ----------------             ---------------
1st Quarter..................................      $           1.50             $         0.75
2nd Quarter..................................      $           1.50             $         0.51
3rd Quarter..................................      $           3.99             $         0.60
4th Quarter..................................      $           2.50             $         1.25

                                                                            2004
                                                   --------------------------------------------
                                                         Low                        High
                                                   ----------------             ---------------
1st Quarter..................................      $           4.50             $         0.78
2nd Quarter..................................                  2.10                       0.69
3rd Quarter..................................                  1.20                       0.75
4th Quarter..................................                  1.20                       0.75

         As of February 8, 2006, there were approximately 305 holders of record of our common stock.

Dividends

         We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

         The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                                  EQUITY COMPENSATION PLAN INFORMATION
------------------------------------ ------------------------ ----------------------- ---------------------------
           Plan category              Number of securities       Weighted average        Number of securities
                                        to be issued upon       exercise price of      remaining available for
                                           exercise of         outstanding options,     future issuance under
                                      outstanding options,     warrants and rights    equity compensation plans
                                       warrants and rights                              (excluding securities
                                                                                       reflected in column (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans approved             -0-                     -0-                       -0-
by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------
Equity compensation plans not                  -0-                     -0-                       -0-
approved by security holders
------------------------------------ ------------------------ ----------------------- ---------------------------
Total                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

         The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

         The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Corporate History

         Refuel America, Inc. (a development stage company), (the "Company") was incorporated on June 1, 2005 under the laws of the state of Delaware. The Company was formed for the purpose of developing and distributing innovative alternative fuels including biodiesel and ethanol blends with regular hydrocarbons. The Company's offices are located in Charlotte, North Carolina, its only location. The Company's fiscal year end is December 31.

         On July 29, 2005, Bongiovi Entertainment, Inc. ("Bongiovi"), a totally inactive reporting public shell corporation, consummated a Share Exchange Agreement (the "Agreement") with Refuel America, Inc. ("Refuel") whereby all of the shareholders in Refuel had their shares converted into 28,135,033 shares of Bongiovi, or approximately 89% of the common stock of Bongiovi. As part of the reverse merger between Bongiovi and Refuel, warrants were issued to a shareholder to purchase 2,255,000 common shares. One warrant for 2,155,000 common shares has no expiration date and has an exercise price of $0.001 per share. The other warrant for 100,000 common shares is exercisable for a term of five years and has an exercise price of $5.00. Under generally accepted accounting principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of Bongiovi, the legal acquirer, and a recapitalization of Refuel, the accounting acquirer.

         On August 10, 2005, to effect a name change, Bongiovi executed a merger and reorganization agreement with the sole shareholder of NewGen Technologies, Inc, a newly formed Nevada corporation. This transaction effectively changed the registrant's name from Bongiovi Entertainment, Inc. to NewGen Technologies, Inc. (NewGen).

         There have been no significant operations since inception and the Company is in the process of raising additional capital and financing for future operations.

Overview

         Bongiovi was an entertainment content provider and independent record label, whose market is the global entertainment/music consumer. Bongiovi was engaged in the acquisition of music industry assets and in operational activities that included: the signing and development of artists for the purpose of creating, promoting, marketing and distributing and selling recorded material, the utilization and development of a national/international record promotion and distribution network, the identification, acquisition and development of a "catalog" of recorded works and other entertainment related activities.

         Since June 14, 2004, Bongiovi had no operating business and did not intend to develop its own operating business but instead was seeking to effect a merger with a corporation and undertake a merger for its own corporate purposes. This merger occurred on August 2, 2005, whereby the Bongiovi became the legal acquirer and Refuel became the accounting acquirer. As such, the inception date of Newgen Technologies, Inc. is June 1, 2005 which is the inception date of Refuel America. Accordingly, the profit and loss and cash flow statements include only activity from June 1, 2005 (inception) to September 30, 2005.

Plan of Operations

         To date we have not derived any revenues and we have not derived a profit from our operations. There can be no assurance that we will be able close on the transactions noted below or conduct operations profitably in the future, if at all, or that we will be able to generate revenues from operations in the future. We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months. As a result, we are in the process of soliciting additional equity and debt funding in the near future.

         Newgen and its wholly-owned subsidiary, Refuel is a fuel production and distribution company engaged in the development of fuel technology, including bio fuels and blends, which can increase an automobile's miles per gallon while providing cleaner fuel emissions by changing the property of fuel to allow more complete combustion and decrease the dependency on foreign fuels.

         While we have not yet begun distribution, we intend to utilize our patent pending technology to produce fuel products, which we plan to distribute to both the wholesale and retail segments of the fuel marketplace. We intend to continue development of our technology to diversify our product offerings. We utilize technology that is multi-functional and multi-purpose, allowing it to be used in a wide range of fuels including gasoline, diesel, Biodiesel and Ethanol. Our products include proprietary formulae, designed to positively alter the combustion characteristics of the fuel. Because of the unique character of the proprietary formulae, our formulations are designed to create a mono-layer on the fuel delivery system, increasing lubricity (reducing engine wear and tear) while the detergent character of the formulae is designed to prevent deposit formation on fuel injectors. The technology is also designed to result in greater atomization and efficiency of combustion, to provide increases in fuel economy and reductions in emissions.

         Currently, we are in the process of working with a joint venture partner through our Refuel subsidiary to build and operate biodiesel plants in the Southeast. A facility that is planned to produce 60 million gallons annually will be based in Sandersville, Georgia. This joint venture serves as the initial step in our plans to manufacture, process, and distribute biofuels in the U.S. with the aim of substantially increasing a vehicle's operating efficiency while reducing the amount of carbon monoxide, particulates, and nitrous oxides produced. Current cash requirements are projected to be approximately $1,400,000 in general and administrative costs and approximately $35,000,000 to $40,000,000 in capital expenditures over the next twelve to fourteen months. Operations are planned to commence in the second quarter 2007.

         In addition, we have closed on the purchase of three fuel terminals in the southeast United States from Crown Central LLC. The terminals, with a total storage capacity of over 10 million gallons, and an annual throughput capacity of more than 500 million gallons (which is more than previously disclosed in our financial statement estimate of 350 million due to a change in the mix of hydrocarbon fuel and biofuels permissible by the obtained permits), will be used for the distribution and storage of alternative fuels, including biodiesel and ethanol blends, as well as traditional hydrocarbon fuels. The three terminals are strategically located near existing fuel pipelines with railcar access. The purchase of these terminals will give NewGen the opportunity to process, blend, and store its proprietary biodiesel and ethanol blends as well as hydrocarbon fuels. This agreement is a crucial next step in our growth strategy - allowing the Company to blend biodiesel and ethanol with hydrocarbon fuels for distribution domestically and internationally. We intend to offer proprietary products to meet the increasing demand for biofuel blends, driven by greater fuel efficiency, cleaner exhaust, and a growing need for energy independence. Two of these terminals, located in Charlotte, North Carolina and Spartanburg, South Carolina, are expected to be operational by the second quarter of 2006, with the Columbus, Georgia location scheduled to come on line in the fourth quarter.

         On November 8, 2005, we announced that our wholly-owned subsidiary, Refuel America, Inc., and PowerSHIFT Energy Company, Inc., a provider of alternative energy solutions, entered into a Limited Liability Company Agreement for the formation of PowerSHIFT Biofuels of Hawaii, LLC and a Limited Liability Company Agreement for the formation of PowerSHIFT Biofuels of Iowa, LLC. These joint venture entities are equally owned by NewGen and PowerSHIFT Energy and were created to build biodiesel plants and power generation facilities in the United States. These entities have already identified several potential opportunities in California, Hawaii, and Iowa to provide biodiesel and complete green energy solutions for utilities, industry and transportation. The first of these projects could potentially be operational by the second quarter of 2007, and all identified plants combined would produce in excess of 140 million gallons of biodiesel. Additional sites are currently being explored in the Midwest and Rocky Mountain states.

         On November 28, 2005, NWGT International, Inc., our wholly owned subsidiary, and Actanol Service Ltd., entered into a Limited Liability Company Agreement for the formation of Actanol Bioengineering, LLC. This joint venture entity is equally owned by NewGen and Actanol Service Ltd. and were created to oversee the design, engineering, construction, operations and technology support for biodiesel and other biofuel plants worldwide.

         On November 29, 2005, we entered into a joint venture agreement with AG Global Partners Limited and Newgen Fuel Technologies Limited, to acquire 500 shares of Newgen Fuel Technologies Limited, so that it would be equally owned by us and AG Global Partners Limited, and to allow Newgen Fuel Technologies Limited to utilize our technology in the field of conventional and biofuel blends, and the sale and distribution of such products. In connection with this joint venture we also entered into a Technology License & Development Agreement with Newgen Fuel Technologies Limited, to grant Newgen Fuel Technologies Limited an exclusive license to our technology in certain defined territories in exchange for royalty payments. This joint venture has not yet been completed.

         On November 30, 2005, NWGT International, Inc., our wholly owned subsidiary and Actanol Service Ltd., entered into a Limited Liability Company Agreement for the formation of Actanol Bioengineering, LLC. This joint venture entity is equally owned by us and Actanol Service Ltd. and was created to oversee the design, engineering, construction, operations and technology support for biodiesel and other biofuel plants worldwide.

Liquidity and Capital Resources

         As of September 30, 2005, we had a cash balance of $829,845 and negative cash flow from operations of $1,079,987. During August and September, 2005 the Company issued 3,333,491 shares to acquire Bongiovi, and sold 4,225,500 shares of common stock to various individuals at a value of $0.50 per share for cash proceeds of $2,087,750 and a subscription receivable of $25,000. The proceeds from this offering were used for the repayment of outstanding debt obligation, professional expenses, working capital and general corporate expenses. In addition, the Company issued to employees, 300,000 options having an intrinsic value of $885,000 of which $848,125 has been deferred. We currently do not have sufficient cash reserves to meet all of our anticipated obligations for the next twelve months. As a result, we will require additional equity and debt funding in the near future. Accordingly, the consolidated financial statements as of September 30, 2005 have been prepared on a going concern basis.

Cornell Financing

         To obtain funding we entered into a Securities Purchase Agreement with Cornell Capital Partners LP on January 24, 2006 for the sale of $5,000,000 in secured convertible debentures and warrants to buy 1,125,000 shares of our common stock. Provided that the terms and conditions of the Securities Purchase Agreement are satisfied Cornell Capital Partners LP is obligated to provide us with an aggregate of $5,000,000 as follows:

         o  $2,200,000 was disbursed on January 24, 2006;
         o $650,000 will be disbursed on the earlier to occur of (i) the date that all shares pledged to Cornell Capital Partners LP have been received by them, or (ii) two business days before this prospectus is declared effective; and
         o $2,150,000 will be disbursed two business days before this prospectus is declared effective.

         The secured convertible debentures bear interest at 10%, mature three years from the date of issuance and the principal is convertible into our common, at a conversion price per share equal to the lesser of (i) $1.00, or
(ii) eighty percent (80%) of the lowest closing bid price for the our common stock during the five trading days immediately preceding the conversion date, subject to adjustment. Upon three-business days advance written notice, we may redeem the secured convertible debentures, in whole or part if the closing bid price of our common stock at the time of such written notice is less than $1.00. In the event that we exercise our right of redemption within 90 days of the date of issuance of the secured convertible debentures, the redemption will be calculated at 107% of the face value and if the right of redemption is exercised after 90 days of the date of issuance of the secured convertible debentures, the redemption will be calculated at 110% of the face value.

         The warrants are exercisable until three years from the date of issuance and have an exercise price of $1.00 per share. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

         As a result of the foregoing financing, we currently have sufficient funds on hand to fund our current operations. We intend to complete the second and third rounds of our private placement financing to fund our current and future operations. If successful in completing this financing, we may not be able to do so on terms that are not excessively dilutive to our existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, balance sheet and stock price and require us to implement cost reduction initiatives and curtail operations.

Recent Accounting Pronouncements

         In December 2004, the FASB issued SFAS No. 123 (R), "Share-Based Payment". SFAS No. 123 (R) revises SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).

         SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.

Results of Operations

         Our consolidated net loss for the period from June 1, 2005 (inception) to September 30, 2005 was $2,495,235. General and administrative expenses primarily consisted of the following: a) professional fees of approximately $981,000 of which $520,000 related to consulting prior to inception (the largest of which consisted of approximately $200,000 for the Bongoivi consultant; approximately $211,000 in legal fees and $154,000 in recruiting fees; b) wages approximating $813,000; c) approximately $280,000 in travel related expenses; d) marketing studies approximating $241,000; and e) royalty expense of $62,500 relating the assignment to the company of the Great Britain patent applications from related parties.

         Currently there are no signed contracts that will produce revenue and there can be no assurances that management will be successful in negotiating such contracts.

         Prior to June 1, 2005, the Company had no operating business.

Going Concern

         The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meets its obligations on a timely basis, to obtain additional financing as may be required and ultimately and to attain profitability.

Critical Accounting Policies

Income Taxes

         Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Use of Estimates

         The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    BUSINESS

Overview of Business

         We are a fuel production and distribution company engaged in the development of fuel technology which can increase an automobile's miles per gallon while providing cleaner fuel emissions by changing the property of fuel to allow more complete combustion. While we have not yet begun distribution, we intend to utilize our patent pending technology to produce the following fuel products, which we plan to distribute to both the wholesale and retail segments of the fuel marketplace:

         o E10 - a combination of gasoline and anywhere from 5.7 to 10% ethanol based upon a customer's fuel specifications

         o  E85 - a combination of 85% fuel ethanol and 15% gasoline

         o  B20 - a combination of 20% biodiesel and 80% conventional diesel

         o  Premium Diesel - conventional diesel enhanced by our technology

         We intend to continue development of our technology to diversify our product offerings.

         In addition, currently, we are in the process of working with various joint venture partners to build and operate biodiesel plants throughout the United States. This will allow us to manufacture, process, and distribute biofuels in the United States with the aim of substantially increasing a vehicle's operating efficiency while reducing the amount of carbon monoxide, particulates, and nitrous oxides produced. We have also signed an agreement to purchase three fuel terminals in the southeast United States from Crown Central, LLC. The terminals, with a total storage capacity of over 10 million gallons, and an annual throughput capacity of more than 500 million gallons (which is more than previously disclosed in our financial statement estimate of 350 million due to a change in the mix of hydrocarbon fuel and biofuels permissible by the obtained permits), will be used for the distribution and storage of alternative fuels, including biodiesel and ethanol blends, as well as traditional hydrocarbon fuels.

Features and Benefits of Our Products

         We utilize technology that is multi-functional and multi-purpose, allowing it to be used in a wide range of fuels including gasoline, diesel, Biodiesel and Ethanol. Our products include proprietary formulae, designed to positively alter the combustion characteristics of the fuel. Because of the unique character of the proprietary formulae, our formulations are designed to create a mono-layer on the fuel delivery system, increasing lubricity (reducing engine wear and tear) while the detergent character of the formulae is designed to prevent deposit formation on fuel injectors. The technology is also designed to result in greater atomization and efficiency of combustion, to provide increases in fuel economy and reductions in emissions. Below are the descriptions of specific benefits intended from this new technology, which is achieved using components substantially and predominantly from petroleum sources.

         o Lubricity - The reduction of sulfur and aromatics in modern fuels has led to lubricity problems in fuel delivery and combustion systems. Our technology is designed to increase lubricity above the recommended standards to resolve these problems. Higher lubricity will reduce wear on the fuel system and will lower maintenance costs on the engine, injectors and fuel pump. In addition, enhanced fuel lubricity will allow the engine to run with improved efficiency.

         o Detergency - Modern fuel standards mean that all fuels should contain a recommended amount of detergent. Our products have detergent components that support these standards. Together with lubricity enhancement, this is intended to enable more complete combustion. This is especially effective with diesel fuels and can substantially reduce black smoke and particulate matter without decreasing power and torque.

         o Greenhouse Gas Emissions - 100% complete combustion leaves only residues of carbon dioxide (CO2) and water (H20). Carbon dioxide is recognized as a major contributor to global warming. Incomplete combustion produces nitrogen oxides (NOx) that may lead to ozone problems, and unburned hydrocarbons, a carcinogen. Our products are designed to provide more complete combustion and increase fuel efficiency. When less fuel has to be burned for the same power output, less CO2 and NOx are released into the atmosphere.

         o Co-solvency - A designed benefit of our technology is the ability to suspend water in fuel as a complete homogeneous solution. This `cools the charge' in the combustion chamber which can provide more effective, efficient, and complete combustion. This can also reduce the prospects of short-lived fuel injectors which can fail when water passes through them.

         o Storage & Handling Contamination - Use of our technology in fuel storage tanks and fuel systems can help to prevent microbial contamination by eliminating phase separation. This can help reduce blocked filters when the fuel is pumped through the fuel system. The effect of these benefits is a reduction in the need for biocides that are expensive and difficult to handle.

         o Corrosion inhibitors - Our technology has been designed, as part of our multifunctional purpose, to behave as a natural corrosion inhibitor. Corrosion in fuel storage systems and engines has been caused by free water in the fuel supply. Ethanol blends tend to attract more water. Our technology is designed to eliminate corrosion caused by this water by homogenizing the water into the fuel to keep free water at a minimum in the fuel system.

Alternative Fuel Products

Ethanol Combinations

         Ethanol is a fuel blending component that is used widely by major oil companies and distributors. According to Ethanol producer Iogen (www.iogen.ca), approximately 12% of all US gasoline is currently blended with Ethanol. Ethanol is considered an `alternative' fuel component, as it can be produced from domestically-produced agricultural products. Ethanol has been used in low concentrations (less than 10%) with no changes in engine components or fuel handling and delivery systems. Ethanol can be used in higher concentrations (up to 85%) in specially-designed `Flexible Fuel Vehicles', described below.

         E10 refers to a gasoline-based ethanol product. This typically has a combination of 90% gasoline and 10% ethanol, but the percentage of ethanol can range from 5.7% to 10% in accordance with the specifications of the customer. E10 is commonly used throughout the United States and can be used in all gasoline vehicles without engine modification.

         E85 (85% ethanol, 15% gasoline) is currently available at approximately 400 gas station pumps in the United States, according to the National Ethanol Vehicle Coalition (www.e85fuel.com). Flexible-Fuel Vehicles (FFVs) are designed to run on regular unleaded or any ethanol fuel blend up to 85% Ethanol. Special onboard diagnostics "read" the fuel blend, enabling drivers to fuel with E85 or regular unleaded if E85 is not available. Today, Ford Motor Company, General Motors, and Daimler-Chrysler Corporation all offer E85 engines as standard equipment in certain vehicles. These vehicles come with the same factory warranties as gasoline vehicles.

         Ethanol has lower energy content vs. gasoline, and is `hygroscopic', meaning that it can draw water into the fuel from the surrounding air. These characteristics can create lower fuel efficiency and handling problems in Ethanol-based fuels. Our technology is intended to make up for the typical loss of performance with ethanol blends. Our technology is designed to enable a clear homogenous solution, eliminating typical problems with water that cause phase separation, and thereby improving combustion.

Biodiesel Combinations

         Biodiesel is a bio fuel component which can be produced from domestically grown soybean and other oil crops as well as palm oil, rape seed oil, waste oil and animal fats. Biodiesel requires no engine modifications or changes in the fuel handling and delivery systems. Biodiesel delivers similar horsepower, torque, and miles per gallon as conventional diesel, while producing significantly lower emissions of Carbon Monoxide, black smoke, and particulate matter.

         B20 (blend of 20% Biodiesel with 80% conventional diesel) has limited distribution in the US currently, although all diesel vehicles can use this fuel. According to the National Biodiesel Board, usage of Biodiesel in the US was 30 million gallons in 2004, vs. a total on-road diesel consumption of 34 billion gallons, according to the Energy Information Administration. Federal and state fleets are mandated to use B20 if available, to meet their targets for the Energy Policy Act and EO13149 compliance (discussed below).

         According to the EPA, one drawback with Biodiesel is that it increases emissions of Nitrous Oxides. Our technology is designed to enhance the performance of B20 by eliminating this Nitrous Oxide increase, while also substantially increasing the reduction of black smoke and particulates.

Suppliers and Production Process

         There are no special blending facilities or requirements necessary for the production of our products, and the addition point in the fuel supply chain is flexible. We are currently in negotiation for the supply of the other fuel components, including traditional gasoline and diesel, as well as Ethanol and Biodiesel. Supply is worldwide and will be contracted to the most cost effective and geographical location to the order.

Industry Overview

         According to the Energy Information Administration (www.eia.doe.gov), gasoline is used in the US in over 200 million vehicles with combined travel of over 7 billion miles per day. US on-highway diesel consumption averaged 94 million gallons per day in 2002, and was growing at a pace of 3 million gallons/day per year. There are approximately 167,000 retail fuel outlets across the nation.

         Alternative fuels have become a national issue with growing support across the country. The Wall Street Journal recently reported that Governors from 33 states are pushing to expand use of ethanol as a vehicle-fuel additive. They recognize that ethanol creates jobs, is good for the environment and is good public policy. Recently, the Fuels Security Act of 2005 was passed in the Senate, designed to create a renewable fuels standard mandating the use of 7.5 billion gallons of renewable motor vehicle fuels in the US by 2012.

         Our products are designed for use in all internal combustion engines, opening the entire motor transport market for sales and distribution. This market includes automotive, marine, rail and aviation. In addition, our products can be utilized in stationary equipment as those used in power generation, chemical plants and mining. The intended benefits of its technology are designed to create competitive products with multiple economic and environmental effects.

Distribution

         We currently do not have any mechanism for the distribution of our alternative fuel products. However, we have recently acquired three fuel terminals located in the Southeast region of the Unites States. In addition, we may sell our branded alternative fuels under licensing and marketing agreements with local dealers, wholesalers and jobbers. "Jobbers" is a term used in the fuel industry to describe companies that have a supply infrastructure that facilitates the purchase, blending, storage and delivery of fuel.

Intellectual Property

         We have submitted the following patent applications for these new technologies in the United Kingdom pertaining to the use of our proprietary technology for production of our fuels. These applications show inventive steps and novelty which distinguishes them from the prior patents granted to the inventors of our technology. These inventive steps and novelty are required for new patents to issue.

         0509818.1 - CLEAN BURNING FUELS AND ADDTIVES
         0509649.0 - CLEAN BURNING SPARK IGNITION FUELS AND ADDITIVES THAT
                     ENABLE THE UTILISATION OF A RENEWABLE FEEDSTOCK SUCH AS ETHANOL
         0509653.2 - CLEAN BURNING COMPRESSION FUELS THAT ENABLE THE UTILISATION
                     OF A RENEWABLE FEEDSTOCK SUCH AS ETHANOL AND BIO DIESEL

         These applications were each submitted on May 12, 2005, and are currently being reviewed for issue by The Patent Office in the United Kingdom. It is anticipated that patents would be converted to Patent Convention Treaty applications to cover worldwide all the countries that have entered into the Patent Convention Treaty (over 70 countries are members of the PCT). After one year as a PCT applicant, we can then decide in which country we wish to file. The US applications may be concurrently filed with the PCT applications.

Competition

         To date, we have not commenced commercial production or sale of our products. Our proprietary brand fuels will compete with many other branded fuels. Our primary competition will be the larger oil and independent chain gas stations across the United States. The fuel industry is extremely competitive and includes several companies which have achieved substantial market share, and have long operating histories, large customer bases, and substantially greater financial, development, and marketing resources than we do. Currently, these entities tend to compete in a commodity business, with differentiation created by pricing. In some cases, the fuel suppliers also compete by differentiating the quality of the product offering. By offering conventional and alternative fuels with patent pending technology, we intend to provide a new source of differentiation for the customer and consumer.

         Other potential competitors are fuel additive manufacturers. There are six major competitors in the additives market, including Lubrizol, Chevron-Texaco, Associated Octel, Infineum, BASF, and Akzo Nobel. Our business model includes sales of fuel, not additives. Therefore, these additive manufacturers are not direct competitors unless they partner with fuel suppliers mentioned above. We intend to continue development of our technology to maintain a competitive advantage and to diversify our product offerings.

Government Regulation

         In the US, two significant energy policy measures have shaped renewable fuels' present and future status. First, the Energy Policy Act (EPAct) was passed in 1992, designed to encourage the use of alternative fuels to help reduce US dependence on imported oil. For fiscal year 1999 and beyond, 75% of a federal fleet's vehicle acquisitions must be alternative fuel vehicles. Supplementing this is Executive Order 13149 (EO13149), which mandates that any federal agency with a fleet of 20 or more vehicles in the US must develop a compliance strategy that documents how the agency plans to accomplish a required reduction of 20% in petroleum consumption by 2005 (vs. 1999 consumption).

         In addition to these mandates, recent changes to tax policy have continued to build incentives for alternative fuels. The Volumetric Ethanol Excise Tax Credit (VEETC) provision contained in the JOBS/FSC/ETI Bill (`Jumpstart Our Business Strength' bill, containing a repeal of the Foreign Sales Corporation/Extraterritorial Income (FSC/ETI) exclusion ) has improved the distribution and availability of both E85 and Biodiesel fuels. This bill was signed into law in late October, 2004.

         In January 2000, the Environmental Protection Agency enacted a set of diesel emission standards that requires significant reduction in harmful emissions, especially particulate matter and oxides of Nitrogen. Particulate matter in diesel emissions is to be reduced by 90% and oxides of Nitrogen is to be reduced by 95%, beginning in 2004 and to be fully implemented by 2007. In addition, the Environmental Protection Agency also requires that 97% of the Sulfur currently in diesel fuel be eliminated beginning in 2006.

         Finally, the energy bill recently passed by congress contains additional incentives and mandates for federal fleets in regards to renewable fuels. The principal mandate is for state and federal fleets to report their alternative fuel uses in accordance with EO13149. This federal leadership has been followed by many states that have adopted tax incentives and mandates for state-operated fleets.

         In order for our products to be used in the United States, Environmental Protection Agency registration is required. We will address this on an as and when needed basis as all fuels will be within existing American Society for Testing and Materials standards.

                                   FACILITIES

         We lease our principal executive offices, which are located at 6000 Fairview Road, 12th Floor, Charlotte, North Carolina 28210. These offices consist of approximately 500 square feet, with monthly rent of $2,963.00.

         In addition to our executive officers, we own three terminals which will be used for the production and distribution of our alternative fuel products:

         o Spartanburg Terminal - 400 Delmar Road, Spartanburg, South Carolina 29302 consisting of 3.8 acres;
         o Columbus Terminal - 4840 Miller Road, Columbus, Georgia 31904 consisting of 7.5 acres; and
         o Charlotte Terminal - 7720 Mt. Holly Road, Paw Creek, North Carolina 28214 consisting of 6.2 acres.

         We believe that current facilities are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

                                    EMPLOYEES

         As of February 8, 2006 we had six employees. We have not experienced any work stoppages and we consider relations with our employees to be good. We anticipate hiring additional employees as we increase production and distribution of our products
                                LEGAL PROCEEDINGS

          From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

Executive Officers and Directors

         Below are the names and certain information regarding our executive officers and directors.

------------------------------- ----------------------------------------------
Name                    Age     Position
------------------------------- ----------------------------------------------
S. Bruce Wunner         63      Chief Executive Officer and Chairman
------------------------------- ----------------------------------------------
Ian Williamson          50      President and Director
------------------------------- ----------------------------------------------
Scott Deininger         43      Chief Financial Officer and Director
------------------------------- ----------------------------------------------
Cliff Hazel             53      Director
------------------------------- ----------------------------------------------
Carlos Genardini        59      Director
------------------------------- ----------------------------------------------
Noel M. Corcoran        54      Director
------------------------------- ----------------------------------------------

         Officers are elected annually by the Board of Directors, at our annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

         S. Bruce Wunner, Chief Executive Officer and Chairman. Mr. Wunner was appointed Chairman of NewGen on June 9, 2005. Prior to joining NewGen, Mr. Wunner was instrumental in key leadership roles in the international expansion of McDonald's Corporation for over 33 years from 1962 to 1995 and retired as Senior Vice President CEO of Latin America. Since 1996, Mr. Wunner has been the managing partner of FEA, LLC, D/B/A Treasure Coast Capital Partners, a boutique investment banking firm focusing on mid-market mergers & acquisitions, divestitures and raising capital. Mr. Wunner focuses on specialties in real estate development, retail food, distribution, recreation, leisure and the entertainment industry.

         Ian Williamson, President and Director. Mr. Williamson was appointed as the President and as a Director of NewGen on June 9, 2005. Mr. Williamson has been actively involved in the development of alternative and renewable fuels since 1975. His initial work was predominantly in the field of district heating and energy schemes, utilizing trash and other non-oil substitutes. In 1994, Mr. Williamson started industry research and development for alternative fuels for the motor industry. Mr. Williamson and Cliff Hazel are the original inventors of a clear stable "e-diesel" and authors of numerous patents and applications related to cleaner-burning and performance-enhancing motor fuels utilizing alcohol, water, bio-diesel and liquids from natural gas. From October 1999 Mr. Williamson founded Interfacial Technologies (UK) Ltd which was acquired in May 2001 by International Fuel Technology Inc. (IFT) Mr. Williamson was employed as Chief Technology Officer and served on the board of directors of IFT from May 2001 to May 2003. After his employment with IFT, Mr. Williamson continued his research, leading to the discovery of the new molecules referenced above. Mr. Williamson studied Mechanical and Combustion Engineering at Nottingham University, United Kingdom. He has had peer-reviewed papers published, and is a member of the Society of Automotive Engineers.

         Scott Deininger, Chief Financial Officer. Mr. Deininger joined us as Chief Financial Officer in October 2005 and was appointed as a Director in January 2006. Prior to joining us Mr. Deininger served as treasurer and senior vice president of finance and administration (principal financial officer) at American Tire Distributors Holdings, Inc. from July, 2003 to October, 2005. From January, 2001 until June, 2003, Mr. Deininger served as vice president and corporate controller of Safety-Kleen Corporation, prior to which he was the Chief Financial Officer of Carmeuse North America. Prior to working for Carmeuse North America Mr. Deininger spent eight years working at KPMG. Mr. Deininger is a certified public accountant and holds a B.S. degree in Accounting from York College of Pennsylvania.

         Cliff Hazel, Director. Mr. Hazel was appointed as a Director of NewGen on June 9, 2005. Mr. Hazel has a strong background in computer programming and has consulted for international blue chip companies world wide. The basis of the technology purchased in the US by IFUE and OTD was a trial and error algorithm and plotting probabilities of solution maps. Mr. Hazel was the co-founder of Interfacial Technologies (UK) Ltd and was a consultant to Interfacial and IFT from 1999 to 2003. As the co-inventor of the technology to be utilized by NewGen Mr. Hazel has been improving the formulae. Since 2003 Mr. Hazel has been Managing Director of MF Logic, LLC, a development stage company that is about to launch a multi-functional computer-driven printer/scanner/copier into the hotel market for executive users.

         Carlos Genardini, Director. Mr. Genardini was appointed as a Director of NewGen on June 9, 2005. Since 2002, Mr. Genardini has been President of Genardini & Associates, Inc. a management and consulting firm and has 33 years of executive experience with global and regional businesses in the telecommunications and semiconductor industries. His previous business career was entirely with Motorola and his last assignment was Senior Vice President of the Latin America and Caribbean region. He has served on the engineering boards of Hong Kong University, City University of Hong Kong and on the boards of two Chinese joint ventures. He was also a Board Member of the Hong Kong Science and Advisory Board. Mr. Genardini joined Motorola in 1969 upon receiving his Bachelor of Science in Electrical Engineering from Arizona State University. He has pursued postgraduate studies at several universities and executive training through Motorola University. He has been a featured speaker at telecommunications and semiconductor forums throughout Asia and Latin America and has actively represented Motorola at all levels of government and public events.

         Noel M. Corcoran, Director. Mr. Corcoran was appointed as a Director of NewGen in January 2006. Mr. Corcoran has led his own tax consulting firm, Noel
M. Corcoran & Associates, since 1984. During that time, he has served as a financial and tax advisor to many corporations and high net worth individuals internationally. He has also been President of the Irish Taxation Institute and serves as a director of many companies. He has a Commerce Degree from University College Dublin and is a Fellow of the Irish Taxation Institute.

Board of Directors

         Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

         A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

         Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Our non-executive directors currently receive compensation of $3,000 per month for their participation at Board meetings and committees of the Board.

Executive Compensation

         The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the "Named Executive Officers") for our last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                     Annual Compensation
                                      ---------------------------------------------------
                               Year                                       Other

           Name and                                                       Annual
      Principal Position                Salary ($)    Bonus ($)    Compensation ($)(1)
 ----------------------------- ------ -------------- ------------ -----------------------
 S. Bruce Wunner,             2005      31,250          -0-             146,109
      Chief Executive Officer 2004       -0-            -0-               -0-
                              2003       -0-            -0-               -0-

 John King,                   2005     328,285          -0-              50,000
      Former Chief Executive  2004       -0-            -0-               -0-
      Officer                 2003       -0-            -0-               -0-

 Ian V. Williamson            2005     195,247          -0-             120,000
      President               2004       -0-            -0-               -0-
                              2003       -0-            -0-               -0-

 Ronald E. Simmons,           2005       -0-            -0-               -0-
      Former Chief Executive  2004       -0-            -0-               -0-
      Officer                 2003       -0-            -0-               -0-

 Larry Shatsoff,              2005       -0-            -0-               -0-
      Former President        2004       -0-            -0-               -0-
                              2003       -0-            -0-               -0-

(1) Includes non-cash compensation, in the form of common stock, for services performed for the Company.

         There are no current employment agreements between us and any individuals.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 1, 2005, Refuel entered into a consulting agreement with Treasure Coast Capital Partners a company solely owned by Bruce Wunner our Chief Executive Office and Chairman. Pursuant to this agreement Mr. Wunner was to be paid fees for various services provided to Refuel. On July 1, 2005, after Mr. Wunner was appointed Chairman the agreement was modified to pay Mr. Wunner $120,000 for services provided and the remainder of the agreement was canceled.

         On July 1, 2005, Advanced Fuel Chemistry, Inc., a Delaware Corporation ("Advanced Fuel") assigned to ReFuel the patent applications previously referenced. According to the terms of this assignment, ReFuel was assigned these applications with full title guarantee.

         On July 1, 2005, Refuel entered into a royalty agreement, whereby Refuel is required to pay Clifford Hazel, a member of our Board of Directors, and Ian Williamson, our President, an aggregate of $250,000 immediately and a continuing royalty fee of the greater of $250,000 or 0.1% of the aggregate fuel additive products sold utilizing the patents per year during the term of the Royalty Agreement.

         On June 1, 2005, ReFuel issued a promissory note to John King, our former Chief Executive Officer and a former member of our board of directors, in the aggregate principal amount of $316,500. The promissory note bears interest at an annual rate of 10% from May 1, 2005, and was due January 15, 2006. The promissory note was issued to Mr. King as repayment for pre-incorporation expenses paid for on behalf of ReFuel.

         On November 1, 2005, we acquired all of the issued and outstanding equity of Advanced Fuel, a company jointly owned by a member of our Board of Directors and Ian Williamson, our President, for a purchase price of $1.00.

         Our obligations in connection with $5,000,000 in secured convertible debentures issued to Cornell Capital Partners LP are secured by substantially all of our assets and the assets of our subsidiaries. In addition, S. Bruce Wunner has granted a security interest in 214,916 shares of common stock that he owns, Ian Williamson has granted a security interest in 5,000,000 shares of common stock that he owns, Scott Deininger has granted a security interest in 115,000 shares of common stock that he owns and Cliff Hazel has granted a security interest in 5,000,000 shares of common stock that he owns.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of February 8, 2006 with respect to the beneficial ownership of the outstanding common stock by
(i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Name of Beneficial Owner (1)     Number of      Percentage of       Number of         Number of       Percentage of
                                  Shares            Shares        Shares Offered        Shares            Shares
                               Beneficially      Beneficially                        Beneficially      Beneficially
                              Owned Prior to    Owned Prior to                     Owned After the   Owned After the
                                 Offering        Offering (2)                          Offering          Offering
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
S. Bruce Wunner  (3)                  429,833             1.13%           163,337           266,496                 *
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Ian Williamson                     10,232,867            27.02%         3,861,122         6,371,745            16.50%
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Scott Deininger                       280,000                 *           106,400           173,600                 *
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Cliff Hazel                        10,000,000            26.39%         3,861,122         6,138,878            15.90%
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Carlos Genardini                       54,000                 *            54,000                 0                 *
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
Noel M. Corcoran                            0                 *                 0                 0                 *
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------
All officers and directors         20,996,700            54.87%         8,045,981        12,950,719            33.54%
as a group (6 persons)
----------------------------- ---------------- ----------------- ----------------- ----------------- -----------------

*   Less than 1%.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o NewGen Technologies, Inc. 6000 Fairview Road, 12th Floor, Charlotte, North Carolina 28210.
(2) Applicable percentage ownership is based on 38,611,224 shares of common stock outstanding as of February 8, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 8, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 8, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3) Of the shares beneficially owned by Mr. Wunner 347,333 shares are owned by FEA, LLC, an entity in which Mr. Wunner owns the majority of the outstanding membership interests.

    o No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company is a party adverse to the Company or has a material interest adverse to the Company.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. As of February 8, 2006, there were 38,171,224 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

         Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately-negotiated transactions;
         o short sales that are not violations of the laws and regulations of any state or the United States;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o  through the writing of options on the shares;
         o  a combination of any such methods of sale; and
         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                   PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and
         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must

         o obtain financial information and investment experience objectives of the person; and
         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
                           Total Shares
                             of Common
                             Stock and
                           Common Stock      Total
                             Issuable      Percentage
                               Upon        of Common                                   Percentage                  Percentage
                            Conversion       Stock,       Shares of     Beneficial     of Common     Beneficial    of Common
                             of Notes       Assuming    Common Stock     Ownership    Stock Owned    Ownership    Stock Owned
                              and/or          Full       Included in      Before         Before        After         After
         Name                Warrants**     Conversion    Prospectus     Offering***   Offering***   Offering (2)  Offering (2)
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Cornell Capital            5,331,250         12.25%     Up to          2,004,888(1)       4.9%           --            --
Partners, L.P.                                          25,456,250
                                                        shares of
                                                        common stock
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John B. Lowy, P.C.            50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John B. Lowy                 100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Patrick F. Speake &          100,000           *          100,000        100,000           *               0             *
Jennifer A. Speake
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John Yuhnick                  50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Nils Hellpap                   4,000           *            4,000          4,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Donna L. King & Wayne         80,000           *           80,000         80,000           *               0             *
King
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Marlene J. Larose             50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Elliott R. Larose             50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
D'onofrio Living Trust       130,000           *          130,000        130,000           *               0             *
August 7, 1998
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Jeffrey S. Araj              100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Gordon H. Harper              50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Jagdish P. Patel              50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
S. Bruce Wunner               82,500           *           31,350         82,500                      51,150             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Brandon Lee Wunner            20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------

-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michelle Lee Coffey           20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Colleen Sue Britt             20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael Bruce Wunner          10,000           *           10,000         10,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Lewis James Bryan             20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Shannon Marie Wright          20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Casey Christopher Wunner       7,500           *            7,500          7,500           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
FEA,LLC                      347,333           *          131,987        347,333                     215,346             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael Woods                203,333           *          101,667        203,333                     101,666             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Ian Williamson            10,232,867           *        3,861,122     10,232,867                   6,371,745        16.50%
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Cliff Hazel               10,000,000           *        3,861,122      10,000,000                  6,138,878        15.90%
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael F. D'Onofrio         360,000           *          180,000        360,000                     180,000             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Conrad Lee                    60,000           *           60,000         60,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Carlos Genardini              54,000           *           54,000         54,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John W. King                 960,380           *          100,000        960,380                     860,380         2.25%
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael J. Daniels            50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Stephen Kravit & Anne         50,000           *           50,000         50,000           *               0             *
Kravit
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
George Hohas                  50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Equity Trust Company           7,500           *            7,500          7,500           *               0             *
Custodian FBO Samantha
Aberman IRA
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Equity Trust Company           7,500           *            7,500          7,500           *               0             *
Custodian FBO Michael
Aberman IRA
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Equity Trust Company           7,500           *            7,500          7,500           *               0             *
Custodian FBO Elliot
Aberman IRA
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Equity Trust Company          14,000           *           14,000         14,000           *               0             *
Custodian FBO Joel
Aberman IRA
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Equity Trust Company          14,000           *           14,000         14,000           *               0             *
Custodian FBO Holli
Aberman IRA
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Martin McNeill                50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Clearing and Outsourcing     200,000           *          200,000        200,000           *               0             *
Services, Jeffrey S.
Araj, FBO
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Daniel Berman                 40,000           *           40,000         40,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Fidelity Management           30,000           *           30,000         30,000           *               0             *
Trust Co., Michael
D'Onofrio, FBO
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Roy Moore                     50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Christopher David Bissell     48,000           *           48,000         48,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Trevor Ashmore                50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Tyne Cure Ltd.               500,000           *          500,000        500,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Jean Carol Ryan              288,000           *          288,000        288,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Ezio Da Fonseca              150,000           *          150,000        150,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Redmount Trust Company       200,000           *          200,000        200,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
C. D. Bissell                 52,000           *           52,000         52,000           *               0             *
Engineering Ltd.
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Joseph Wilson                100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Alan and Janice Keeble       100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Kurt Hellinger                70,000           *           70,000         70,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank Hawkins                 30,000           *           30,000         30,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Scott Deininger              280,000           *          106,400        280,000           *         173,600             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Winifred Jack                328,000           *          328,000        328,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Alexander Greystoke           25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Blois Olson                  150,000           *          150,000        150,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Colin John Meek               25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Casa Azul Investments,        50,000           *           50,000         50,000           *               0             *
LLC
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
ADP Clearing and             100,000           *          100,000        100,000           *               0             *
Outsourcing Services,
Barry Forst, FBO
(729-90107)
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Carl Planagan                 30,000           *           30,000         30,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Radu Achirilaoie             100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank H. Marincek             60,000           *           60,000         60,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Hartford Mutual Fund          40,000           *           40,000         40,000           *               0             *
IRA, Mariano Orlando
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Salvatore Cerruto             20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
ADP Clearing and              80,000           *           80,000         80,000           *               0             *
Outsourcing Services,
FBO Peter Cardasis
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------

-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Lorraine Szocik               50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Armando Tiscareno             40,000           *           40,000         40,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael T. Young              20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank J. Orlando              45,000           *           45,000         45,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
4237901 Canada Inc.          200,000           *          200,000        200,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Joseph W. Beasley, P.A.      100,000           *          100,000        100,000           *               0             *
Qualified Deferred
Compensation Trust
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Zaid I. Ayoub                 50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Basim S. Nimri                50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Stephen Saul Kennedy          50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Dieter Langer & Loretta       40,000           *           40,000         40,000           *               0             *
Langer
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Michael Karr                  24,000           *           24,000         24,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Daphne Kennedy                20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Maria Tiscareno                6,000           *            6,000          6,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Claudine Young                20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Brandon Lord                   3,000           *            3,000          3,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Carol Racette Lord            12,000           *           12,000         12,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John Godfrey                  50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
The Blues                  1,360,000           *        1,360,000      1,360,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Desmond Morrow             1,500,000           *        1,500,000      1,500,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Marie C. D'Onofrio            33,500           *           33,500         33,500           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Thomas M. D'Onofrio           17,000           *           17,000         17,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank Crivello, SEP IRA    2,570,240           *        2,570,240      2,004,888(3)       4.9%             0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank Crivello               875,000           *          875,000        875,000(3)       4.9%             0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Giuseppe Orlando - IRA        25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
LMU & Company                 75,000           *           75,000         75,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Battersea Capital Inc.        75,000           *           75,000         75,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Kurt Jensen                   25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Crotolus, Inc.                25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
David Marks                  500,000           *          500,000        500,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Luigi Lo Basso                25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Guy Crawford                  75,000           *           75,000         75,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Henry Hackel                  25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Underwood Family Partners     25,000           *           25,000         25,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Sichenzia Ross Friedman      100,000           *          100,000        100,000           *               0             *
Ference LLP
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Betty Jo Currie               10,000           *           10,000         10,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Hugh Tarbutton               100,000           *          100,000        100,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Ed Zamorski                    3,000           *            3,000          3,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
MFGLL NewGen LLC              12,000           *           12,000         12,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Bradely Haight                 1,000           *            1,000          1,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Stuart Valentine               3,000           *            3,000          3,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Hal Masover & Joan             5,000           *            5,000          5,000           *               0             *
Masover
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Joseph Smith                   3,900           *            3,900          3,900           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
George Windate                 2,000           *            2,000          2,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Robert Armstrong              20,000           *           20,000         20,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Pavlette Long                  7,000           *            7,000          7,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Mary Jane Ferguson             2,500           *            2,500          2,500           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Colter Dean Hunter             2,000           *            2,000          2,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Steve Martin                   3,000           *            3,000          3,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Stephen Dexter                10,000           *           10,000         10,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
S. Hunter Smith                2,000           *            2,000          2,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Fox Growth Fund, Inc.      1,140,000           *        1,140,000      1,140,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Elaine Saleeby & Eli           5,000           *            5,000          5,000           *               0             *
Saleeby
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
LP Cramer & Associates        50,000           *           50,000         50,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
James Persse                   5,000           *            5,000          5,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
David Hanby                   10,000           *           10,000         10,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Concetta Cotugno               1,000           *            1,000          1,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
John Deininger                 1,000           *            1,000          1,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Peter Deininger                  100           *              100            100           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Andrew Deininger                 100           *              100            100           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Kristin Brown                    100           *              100            100           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Hampton Holcomb                5,000           *            5,000          5,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Frank Stone                    5,000           *            5,000          5,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Jack's Creek Farm              2,000           *            2,000          2,000           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Pamela Hall                    2,500           *            2,500          2,500           *               0             *
-------------------------- -------------- ------------- -------------- -------------- ------------- ------------- -------------
Raymon Bellucci               10,000           *           10,000         10,000           *               0             *

*   Less than 1%.
** This column represents an estimated number based on a current conversion price of $1.28, divided into the principal amount.
*** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

(3) Frank Crivello is the beneficial owner of the shares held by Frank Crivello SEP IRA. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of warrants. However the selling stockholder has contractually agreed to restrict his ability to exercise his warrants and receive shares of our common stock such that the number of shares of common stock beneficially held by him in the aggregate after such exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

         Except as set forth, none of the selling stockholders have held a position or office, or had any other material relationship, with our Company. The selling stockholders, other than Cornell Capital Partners, L.P. acquired their securities through a private placement offering which closed in October 2005 and in December 2005.

         Cornell Capital Partners, L.P. is the holder of convertible debentures in the principal amount of $5,000,000, a warrant to purchase 1,125,000 shares of common stock and 300,000 shares of common stock. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us.

         The convertible debenture has a term of three years, accrues interest at 10% and is convertible into our common stock at a price per share equal to the lesser of $1.00 or 80% of the lowest closing bid price of the our common stock for the 5 trading days immediately preceding the conversion date. The warrants are exercisable until three years from the date of issuance and have an exercise price of $1.00 per share. Cornell Capital Partners may not convert the debenture or exercise the warrant for a number of shares of common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of our common stock following such conversion.

                                  LEGAL MATTERS

         Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

         Our financial statements as of September 30, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period of June 1, 2005 (date of inception) through September 30, 2005, appearing in this prospectus and registration statement have been audited by Weinberg & Company, P.A., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

         In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

                           NEWGEN TECHNOLLOGIES, INC.

                          INDEX TO FINANCIAL STATEMENTS




     Report of Independent Registered Public Accounting Firm                         F-1

     Consolidated Balance Sheet as of September 30, 2005                             F-2

     Consolidated Statements of Operations for the period from June 1, 2005
      (inception) through September 30, 2005                                         F-3

     Consolidated Statements of Changes in Shareholders' Equity for the period
      from June 1, 2005 (inception) through September 30, 2005                       F-4

     Consolidated Statement of Cash Flows for the period from June 1, 2005
      (inception) through September 30, 2005                                         F-5

     Notes to the Consolidated Financial Statements as of September 30, 2005         F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------

To the Board of Directors and shareholders of:
NewGen Technologies, Inc. (Formerly Bongiovi Entertainment, Inc.) (a development stage company)

We have audited the accompanying condolidated balance sheet of NewGen Technologies, Inc. (formerly Bongiovi Entertainment, Inc.) and subsidiaries (a development stage company) (the "Company") as of September 30, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 1, 2005 (inception) to September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NewGen Technologies, Inc. (formerly Bongiovi Entertainment, Inc.) and subsidiaries (a development stage company) as of September 30, 2005 and the consolidated results of its operations and its cash flows for the period from June 1, 2005 (inception) through September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has working capital of $25,009 as of September 30, 2005 and a net loss of $2,495,235 and a cash flow deficiency from operations of $1,079,987 for the period from June 1, 2005 (inception) through September 30, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.


Boca Raton, Florida
December 27, 2005

       NewGen Technologoes, Inc. (Formerly Bongiovi Entertainment, Inc.)
                                And Subsidiaries
                          (A development stage company)
                                  Consolidated
                                  Balance Sheet

                                      ASSETS
                                                                   September 30,
                                                                      2005
                                                                   -----------
CURRENT ASSETS:
    Cash                                                           $   829,845
    Prepaid royalties                                                  187,500
    Receivable from future joint venture                                58,306
    Other current assets                                                23,334
                                                                   -----------
    Total Current Assets                                             1,098,985
                                                                   -----------

    Deposit on land and improvements                                   170,000
    Property and Equipment, net                                          8,108
                                                                   -----------
    Total Other Assets                                                 178,108
                                                                   -----------

                    TOTAL ASSETS                                   $ 1,277,093
                                                                   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable and accrued expenses - related parties        $   527,094
    Accounts payable and accrued expenses - other                      265,382
    Note payable, related party                                        281,500
                                                                   -----------
                    TOTAL LIABILITIES                                1,073,976
                                                                   -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, $0.001 par value, 10,000,000 shares
      authorized, none issued and outstanding                             --
    Common stock, $0.001 par value; 100,000,000 shares authorized,
      31,468,524 shares issued and outstanding                          31,468
    Additional paid-in capital                                       1,068,323
    Common stock to be issued (5,319,500 shares)                     2,659,750
    Common stock subscriptions receivable                              (27,581)
    Deferred equity-based expenses                                  (1,033,608)
    Deficit accumulated during development stage                    (2,495,235)
                                                                   -----------
                    TOTAL STOCKHOLDERS' EQUITY                         203,117
                                                                   -----------

                    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 1,277,093
                                                                   ===========

        The accompanying notes are an integral part of the consolidated financial statements.

        NewGen Technologoes, Inc. (Formerly Bongiovi Entertainment, Inc.)
                                And Subsidiaries
                          (A development stage company)
                      Consolidated Statements of Operations
       For the period from June 1, 2005 (inception) to September 30, 2005


Revenues                                                       $       --
                                                               ------------

General and administrative expenses                               2,471,351
                                                               ------------

Loss from operations                                             (2,471,351)
                                                               ------------

Other (expenses)
   Interest                                                         (20,137)
   Bank fees                                                         (3,747)
                                                               ------------
     Total other (expenses)                                         (23,884)
                                                               ------------

Loss before provision for income taxes                           (2,495,235)

Provision for income taxes                                             --
                                                               ------------

Net loss                                                       $ (2,495,235)
                                                               ============

Loss per share - basic and diluted                             $      (0.08)
                                                               ============

Weighted average number of common
   shares outstanding - basic and diluted                        32,580,309
                                                               ============








        The accompanying notes are an integral part of the consolidated financial statements.

        NewGen Technologoes, Inc. (Formerly Bongiovi Entertainment, Inc.)
                                And Subsidiaries
                          (A development stage company)
            Consolidated Statement of Changes in Stockholders' Equity
       For The Period from June 1, 2005 (Inception) to September 30, 2005



                                                                    Additional        Common     Common Stock
                                              Common Stock            Paid-In        Stock to   Subscriptions
                                           Shares       Amount        Capital       be issued     Receivable
                                        -----------   -----------   -----------    -----------   -----------
                                                 --   $      --     $      --      $      --     $      --
Balance at June 1, 2005
   Issuance of shares of common stock    27,711,000        27,711       (24,940)          --          (2,581)
      to founders in exchange for
      subscriptions receivable

   Issuance of shares of common stock       424,033           424       211,596           --            --
    in exchange for services and
    expense reimbursement

   Transfer of shares of common stock     3,333,491         3,333        (3,333)          --            --
    in a share exchange agreement

   Common stock to be issued                   --            --            --        2,112,750       (25,000)
    for cash (4,225,500 shares)

   Common stock to be issued                   --            --            --          547,000          --
    for services and expense
    reimbursement (1,094,000 shares)

   Non-cash compensation expense               --            --         885,000           --            --

   Net loss                                    --            --            --             --            --
                                        -----------   -----------   -----------    -----------   -----------

Balance at September 30, 2005            31,468,524   $    31,468   $ 1,068,323    $ 2,659,750   $   (27,581)
                                        ===========   ===========   ===========    ===========   ===========

                                          Deficit
                                        Accumulated
                                        Development
                                           During
                                            Stage          Total
                                         -----------    -----------
                                         $      --      $      --
Balance at June 1, 2005
   Issuance of shares of common stock           --              190
      to founders in exchange for
      subscriptions receivable

   Issuance of shares of common stock           --          149,178
    in exchange for services and
    expense reimbursement

   Transfer of shares of common stock           --             --
    in a share exchange agreement

   Common stock to be issued                    --        2,087,750
    for cash (4,225,500 shares)

   Common stock to be issued                    --          424,359
    for services and expense
    reimbursement (1,094,000 shares)

   Non-cash compensation expense                --           36,875

   Net loss                               (2,495,235)    (2,495,235)
                                         -----------    -----------

Balance at September 30, 2005            $(2,495,235)   $   203,117
                                         ===========    ===========


        The accompanying notes are an integral part of the consolidated financial statements.

       NewGen Technologoes, Inc. (Formerly Bongiovi Entertainment, Inc.)
                                And Subsidiaries
                          (A development stage company)
                      Consolidated Statement of Cash Flows
         For The Period June 1, 2005 (Inception) to September 30, 2005

Net loss                                                                     $(2,495,235)
Adjustments to reconcile net loss to net cash
    used in operating activities:
       Expense portion of stock based compensation and services                  573,537
       Noncash compensation expense                                               36,875
       Amortization of royalty agreement                                          62,500
Changes in operating assets and liabilities:
       Increase in prepaid royalties                                            (250,000)
       Increase in receivable from future joint venture                          (58,306)
       Increase in other current assets                                          (23,334)
       Increase in accounts payable and accrued expenses - related parties       527,094
       Increase in accounts payable and accrued expenses - other                 265,382
       Note payable issued for expenses paid on behalf of the Company
           and accrued interest, net of repayments                               281,500
                                                                             -----------

          Net cash used in operating activities                               (1,079,987)
                                                                             -----------

Deposit on land and improvements                                                (170,000)
Purchases of property and equipment                                               (8,108)
                                                                             -----------

          Net cash used in investing activities                                 (178,108)
                                                                             -----------

Proceeds received for common stock issued to founders                                190
Proceeds received for common stock to be issued                                2,087,750
                                                                             -----------

          Net cash provided by financing activities                            2,087,940
                                                                             -----------

                                                                                 829,845
                                                                             -----------

                                                                             $   829,845
                                                                             ===========


Common stock issued for deferred equity based expenses                       $ 1,033,608
                                                                             ===========

Common stock issued for subscriptions receivable                             $    27,581
                                                                             ===========



        The accompanying notes are an integral part of the consolidated financial statements.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


(1) ORGANIZATION

Refuel America, Inc. (a development stage company), ("Refuel") was incorporated on June 1, 2005 under the laws of the state of Delaware. Refuel was formed for the purpose of developing and distributing innovative alternative fuels including biodiesel. Refuel's offices are located in Charlotte, North Carolina, its only location. The Company's fiscal year end is December 31.

On July 29, 2005, Bongiovi Entertainment, Inc. ("Bongiovi"), a totally inactive reporting public shell corporation, consummated a Share Exchange Agreement (the "Agreement") with Refuel America, Inc. ("Refuel") whereby all of the shareholders in Refuel had their shares converted into 28,135,033 shares of Bongiovi, or approximately 89% of the common stock of Bongiovi. As part of the reverse merger between Bongiovi and Refuel, warrants were issued to two shareholders to purchase 2,255,000 common shares. One warrant for 2,155,000 common shares has no expiration date and has an exercise price of $0.50 per share. The other warrant for 100,000 common shares is exercisable for a term of five years and has an exercise price of $5.00. Under generally accepted accounting principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes. Accordingly, the transaction was accounted for as an acquisition of Bongiovi, the legal acquirer, and a recapitalization of Refuel, the accounting acquirer.

On August 10, 2005, to effect a name change, Bongiovi executed a merger and reorganization agreement with the sole shareholder of NewGen Technologies, Inc, a newly formed Nevada corporation. This transaction effectively changed the registrant's name from Bongiovi Entertainment, Inc. to NewGen Technologies, Inc. (NewGen).

There have been no significant operations since inception and the Company is in the process of raising additional capital and financing for future operations (See Note 10).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of NewGen Technologies, Inc. and its wholly-owned subsidiary Refuel America, Inc. (collectively, "the Company") and all variable interest entities (VIEs) for which the Company is the primary beneficiary. All material intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entities

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN 46). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 (R) provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either 1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support 2) has a group of equity owners that are unable to make significant decisions about its accountabilities or 3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. FIN 46 (R) requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns, or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary must record all of the VIE's assets, liabilities and non-controlling interests at fair value and account for the VIE as if it were consolidated based on majority voting interest.

The provisions of FIN 46 (R), are effective for small business issuers no later than the end of the first reporting period that ended after December 15, 2004.

Cash

The Company maintains its cash balances in financial institutions. Balances in the institutions may at times exceed the Federal Deposit Insurance Corporation limits. The Company also maintains $2,025 in its attorney's escrow account from proceeds received from founders.

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight line method with lives of three years.

Loss per Share

Basic net loss per common share for the period from June 1, 2005 (Inception) to September 30, 2005 is computed based on the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed based on the weighted average number of common shares and common stock equivalents outstanding during the period. The exercise of outstanding options of 800,000 shares and warrants to purchase 2,255,000 common shares as of September 30, 2005, were not included in the computation of diluted loss per share since the assumed conversion and exercise would be anti-dilutive for all periods presented.

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


Fair Value of Financial Instruments

At September 30, 2005, the carrying value of the Company's financial instruments, which include cash, receivable from future joint ventures, accounts payable, accrued expenses and notes payable-related party, approximates their fair value due to the short-term maturity of those instruments.

Joint Ventures

The Company intends to operate its manufacturing and distribution business through various joint ventures. Upon the adoption of FIN 46 (R), the Company has consolidated all joint ventures that were determined to be VIEs and where the Company is the primary beneficiary.

On September 2, 2005, the Company formed a joint venture, named Advanced Biotechnologies, LLC, with Advanced Biotechnologies, Inc. for the purpose of blending, processing, storing, distributing and selling biodiesel, biodiesel mixtures and biodiesel byproducts. The Company has a 50% voting interest and a 50% allocation share of Advanced Biotechnologies, LLC's profits and losses. The Company is committed to fully fund the $200,000 of joint venture equity to be used for working capital. The Company has contributed capital of $50,000 for initial start up costs to Advanced Biotechnologies, LLC as of September 30, 2005. An additional $118,500 was contributed for working capital subsequent to September 30, 2005. The Company has concluded that this joint venture is a VIE and accordingly has included this entity in its consolidated financial statements as of September 30, 2005 and for the period from June 1, 2005 (inception) through September 30, 2005.

On November 8, 2005, the Company formed a joint venture, named PowerSHIFT Biofuels of Iowa LLC, with PowerSHIFT Biofuels Inc., for the purpose of conducting the business of manufacturing, processing, storing, marketing, distributing, and selling biodiesel, biodiesel mixtures, and biodiesel byproducts. The Company has advanced $25,000 for initial start up costs to PowerSHIFT Biofuels, of Iowa, LLC subsequent to September 30, 2005. The Company has a 50% voting interest and a 50% allocation share of PowerSHIFT Biofuels LLC's profits and losses. The Company is committed to fund up to $125,000 in initial start up costs.

On November 8, 2005, the Company formed a joint venture, named PowerSHIFT Biofuels of Hawaii, LLC, with PowerSHIFT Biofuels Inc., for the purpose of conducting the business of manufacturing, processing, storing, marketing, distributing, and selling biodiesel, biodiesel mixtures, and biodiesel byproducts. The Company has advanced $25,000 for initial start up costs to PowerSHIFT Biofuels, of Hawaii, LLC subsequent to September 30, 2005. The Company has a 50% voting interest and a 50% allocation share of PowerSHIFT Biofuels LLC's profits and losses. The Company is committed to fund up to $125,000 in initial start up costs.

On November 29, 2005, the Company formed a joint venture named NewGen Fuel Technologies, Ltd, a company registered in the United Kingdom, with AG Global Partners, Ltd. to be involved in all steps of the fuel from the manufacture of biofuels through the supply and distribution of fuels to wholesale and retail networks in Europe, the Middle East, Southeastern Asia and Australia. As of September 30, 2005, the Company paid start up cost in the amount of $58,306 which is included in receivable from future joint ventures. on the accompanying consolidated balance sheet as of September 30, 2005. The Company has a 50% voting interest and a 50% allocation share of NewGen Fuel Technologies, Ltd's profits and losses. The Company is committed to fund up to $200,000 in working capital costs as a short-term loan. The Company maintains a majority of Board of Director members on the joint venture and accordingly this joint venture shall be consolidated in the next quarter when the joint venture was actually formed.

On November 30, 2005, the Company formed a joint venture named Actanol BioEngineering, LLC with Actanol BioEngineering, Inc., a provider of alternative energy and biofuel plant solutions, to conduct the business of design, engineering, contracting, building, staffing and managing the feasibility and operational

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


processes of various types of biofuel plants and agro-refineries. The Company has advanced $12,000 for initial start up costs to Actanol BioEngineering, LLC subsequent to September 30, 2005. The Company has a 50% voting interest and a 50% allocation share of Actanol BioEngineering, LLC profits and losses. The Company is committed to fund up to $125,000 in initial start up costs.

Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages but does not require companies to recognize compensation expense for stock-based awards based on their fair market value at the date of grant. SFAS No. 123 allows companies to continue to employ the intrinsic value method under APB No. 25 provided that pro-forma disclosures of net income and earnings per share under the fair value method are included in the notes to the condensed consolidated financial statements. The required disclosures were amended in December 2002 with the issuance of SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure. The Company has adopted the disclosure requirements of SFAS No. 123 as amended by SFAS No. 148, but will continue to account for stock-based compensation using the intrinsic value method prescribed under APB No. 25.

The Company accounts for its employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company provides pro-forma net income and pro-forma earnings per share disclosures for employee stock option grants as if the fair-value-based method had been applied in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had the cost of stock options issued to employees been determined based on the fair value of options at the grant date, the Company's net loss and loss per share pro-forma amounts would be as follows:

                                                                 For the
                                                               period from
                                                              June 1, 2005
                                                             (Inception) to
                                                              September 30,
                                                                   2005
                                                               -----------

Net loss as reported                                           $(2,495,235)

Add: Stock based employee compensation expense
  included in reported net income net of related tax effects        36,875

Deduct: Total stock based employee compensation
  expense determined under fair value based method
  net of related tax effects                                       (46,612)
                                                               -----------
Pro forma net loss                                             $(2,500,972)
                                                               ===========
Loss per share:

Basic and diluted - as reported                                $     (0.08)
                                                               ===========

Basic and diluted - pro forma                                  $     (0.08)
                                                               ===========

On September 7, 2005, the Company adopted an incentive based Non-Qualified Stock Option Plan ("NQSO Plan") with a vesting period of four (4) years to begin after the first year of employment. Up to eight million shares or 15% of the float of Common stock will be provided for the NQSD Plan. The incentive awards will be based on performance, up to maximum levels, tiered as follows: Chairman/CEO 100%, next level 50% to 75%, and the next level 25% of their cash compensation.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


In addition, a special one-time award was granted to certain individuals for their efforts contributed to the Company up to the date of the award. The amount of shares allocated for this award is 300,000. The options were granted as of September 9, 2005, and participants will be fully vested over a two-year timeframe. The option price is $0.50 per share. The shares are to be equally split between Mike D'Onofrio, John King, Bruce Wunner, and Mike Woods. Another award was granted to Scott Deininger on October 10, 2005, the date of employment, for the option to purchase 500,000 shares at $1.00 per share and vesting in accordance with the NQSO Plan.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), "Share-Based Payment". SFAS No. 123 (R) revises SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).

SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.

(3) DEPOSIT ON LAND AND IMPROVEMENTS

On September 28, 2005, the Company executed a definitive agreement in the amount of $1,700,000 for the purchase of three fuel terminals, subject only to obtaining financing, that are strategically located near existing fuel pipelines in the Southeast United States. In conjunction with this purchase contract, a deposit of $170,000 was given to the seller. Additionally, on December 13, 2005 the company paid another $170,000 deposit to extend the purchase contract to January 15, 2006. The terminals, with a total storage capacity of over 10 million gallons, and an annual throughput capacity of more than 350 million gallons, will be used for the distribution and storage of alternative fuels, including biodiesel and ethanol blends, as well as traditional hydrocarbons. The Company expects the closing of this purchase, subject to financing and customary terms and conditions, to occur on or before January 15, 2006.


(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

For the period from June 1, 2005 (inception) through September 30, 2005, various officers and directors of the Company agreed to defer a portion of their salaries payable, and expense reimbursement until such time as adequate funds have been received by the Company. The amount deferred as of September 30, 2005 was $498,365, which is included in accounts payable and accrued expenses - related parties (See Note 9). Accounts payable and accrued expenses consisted of the following as of September 30, 2005:

                                  Related   Non-related
                                  --------   --------
               Accounts Payable   $ 38,242   $129,542
               Accrued Expenses    488,852    135,840
                                  --------   --------

               Total              $527,094   $265,382
                                  ========   ========

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


(5) NOTE PAYABLE - RELATED PARTY

The Company's wholly-owned subsidiary, Refuel executed a promissory note on June 30, 2005 with an Executive Director in the amount of $316,500, which includes $5,863 in accrued interest included in the note payable. As of September 30, 2005 the principal balance is $281,500 and accrued interest of $13,188 which is included in accrued expenses-related parties. The note bears interest at 10% per annum with an original due date of December 1, 2005, that has been extended until January 15, 2006.

(6) COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space under three non-cancelable operating leases, two of which expired on November 30, 2005 (which were automatically renewed for six months) and one expires February 28, 2006. Rent expense for all operating leases for the period from June 1, 2005 (Inception) through September 30, 2005 was $11,208. The leases are renewable every six months.

Commitments

The Company has entered into two management services contracts (commencing on October 1, 2005 and November 1, 2005) for management of two fuel terminals (storage tanks, piping and racks for dispensing) for $8,333 per month for the next sixty months, per contract. At September 30, 2005, the Company has prepaid $8,333 in terminal management services.

The Company has committed to fund the Advanced Biotechnologies, LLC joint venture up to $200,000 in working capital. (See also Note 1)

The Company is committed to fund Powershift Biofuels of Iowa, LLC up to $125,000 in initial start up costs (See also Note 1).

The Company is committed to fund Powershift Biofuels of Hawaii, LLC up to $125,000 in initial start up costs (See also Note 1).

The Company is committed to fund NewGen Fuel Technologies, Ltd up to $200,000 in working capital costs as a short-term loan (See Note 1).

The Company is committed to fund Actanol BioEngineering, LLC up to $125,000 in initial start up costs (See Note 1)

Contingencies

The Company signed an agreement, subject only to financing, to purchase three fuel terminals (see note 3). Deposits of $340,000 have been paid through the date of this report. These deposits may be forfeited if the closing does not occur by February 28, 2006 or other breach of the contract by the buyer. The Company firmly believes the transaction will close by January 15, 2006.

On November 3, 2005, NewGen was advised by two Directors that a personal lawsuit against them in the United Kingdom alleging they improperly obtained technology owned by another company has been dropped. NewGen is currently marketing products utilizing technology received from the two Directors under a royalty agreement. The management of NewGen firmly believes that the technology is materially different than that referred to in the aforementioned lawsuit. Further, the two NewGen Directors have filed patent applications in the United Kingdom for protection of their technology used by NewGen.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


(7) INCOME TAXES

                                                          September 30,
                                                              2005
                                                          -----------
Taxes at U.S. federal statutory rate of 34%               $ (848,380)
Valuation Allowance                                          848,380
                                                          -----------
Tax expense (benefit)                                     $        -
                                                          ===========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30, 2005 are presented below:

                                                          September 30,
                                                              2005
                                                          -----------
Deferred income tax assets:
        Net operating loss carryforwards                  $  848,380

Deferred income tax liabilities:                                   -
                                                          -----------
                                                             848,380
        Valuation Allowance                                 (848,380)
                                                          -----------
Net deferred tax assets                                   $        -
                                                          ===========

As of September 30, 2005, the Company has a net operating loss carryforward for federal income tax purposes in the amount of $2,495,235, which expires in 2025. The Company has recorded a valuation allowance of $848,380 as of September 30, 2005. The valuation allowance was recorded due to the doubt surrounding the Company's ability to utilize the deferred tax asset.

(8) STOCKHOLDERS' EQUITY

The total number of shares of all classes of stock which the Company is authorized to issue is 100,000,000 shares of common stock, par value $ 0.001 ("Common Stock") and 10,000,000 shares of preferred stock, par value $ 0.001 ("Preferred Stock"). The Common Stock shall be identical and shall entitle each of the holders thereof to the same rights and privileges. When dividends (if any) are declared upon the Common Stock, whether payable in cash, in property or in shares of stock of the Company, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends. Each holder of Common Stock shall be entitled to one vote per share.

In June 2005, the Company issued 27,711,000 shares of Common Stock to founders at a value of $0.001 per share for total subscriptions receivable of $2,771, of which $190 has been received as of September 30, 2005.

In June 2005, the Company issued a total of 424,033 shares of Common Stock to various individuals in exchange for services rendered, future services to be rendered and expense reimbursement, at a value of $0.50 per share for a total of $212,020, of which $62,842 has been deferred.

During August and September, 2005 the Company sold 4,225,500 shares of Common Stock to various individuals at a value of $0.50 per share for cash proceeds of $2,087,750 and a subscription receivable of $25,000.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


On September 9, 2005, the Company issued to employees 300,000 options having an intrinsic value of $885,000, of which $848,125 has been deferred over a two year vesting period.

Various individuals exchanged services, future services and expense reimbursements at a value of $0.50 per share for 1,094,000 shares of Common Stock totaling $547,000 of which $122,641 has been deferred.

(9) RELATED PARTY TRANSACTIONS

The Company's wholly-owned subsidiary, Refuel, executed a promissory note on June 30, 2005 with an Executive Director in the amount of $316,500, which includes $5,863 in accrued interest included in the note payable. As of September 30, 2005 the principal balance is $281,500 and accrued interest of $13,188 which is included in accrued expenses-related parties (See Note 4). The note bears interest at 10% per annum with an original due date of December 1, 2005 has been extended until January 15, 2006.

Various officers and directors of the Company agreed to defer a portion of their salaries, payable under employment agreements, and expense reimbursement until such time as adequate funds have been received by the Company. The amount deferred as of September 30, 2005 was $498,365, which is included in accounts payable and accrued expenses - related parties (See Note 4).

On July 1, 2005, the Company entered into an assignment and royalty agreement with two directors and shareholders of the Company, whereby various Great Britain patent applications were assigned to the Company. According to the terms of the agreement, the Company is required to pay $250,000 at the inception of the agreement (paid July 1, 2005) and a continuing royalty fee of the greater of $250,000 or 0.1% of the aggregate products sold per year utilizing the assigned patents during the term of the royalty agreement (indefinite until cancelled by either the directors or the Company). As of September 30, 2005, $187,500 of the $250,000 inception payment remains prepaid and $62,500 has been amortized.

On September 14, 2005, the Company entered into a two-month management services agreement with Treasure Coast Capital Partners ("TCCP"), a company owned by a shareholder and officer of the Company. The agreement provides for the Company to pay $43,250 in fees, of which $30,000 has been paid.

(10) GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has working capital of $25,009 as of September 30, 2005 and a net loss of $2,495,235 and a cash flow deficiency from operations of $1,079,987 for the period from June 1 (inception) to September 30, 2005. These matters raise substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's existence is dependent on management's ability to develop profitable operations and resolve the Company's liquidity problems. In order to improve the Company's liquidity, management is actively pursuing additional equity and debt financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its efforts to raise additional financing.

(11) SUBSEQUENT EVENTS

The Company has entered into a management services contract for management of a fuel terminal (storage tanks, piping and racks for dispensing) located in Spartanburg, SC. for $8,333 per month. The term of the agreement is for a period of sixty months beginning October 1, 2005 through September 30, 2010.

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


On October 28, 2005, the Company executed a letter of intent to merge with Prolong International Corporation ("Prolong"), a maker of proprietary lubricants and fuel additives. The merger is subject to satisfactory due diligence, definitive agreements, regulatory approvals and shareholder consent. Under the letter of intent, the Company will merge with Prolong, with Prolong being the surviving company. Prolong will take the name NewGen Technologies, Inc., operating through two subsidiaries, Refuel America, Inc. and Prolong Super Lubricants, Inc., and will trade on the American Stock Exchange (AMEX). Current NewGen Technologies, Inc. shareholders will own approximately 93.6% of the new company, with the balance owned by current Prolong shareholders. The board and senior management of the merged parent company will come from NewGen Technologies, Inc. On November 30, the Company announced that it has terminated merger negotiations with Prolong International Corporation. The Company decided not to pursue the merger based upon recent developments, including Prolong's delisting from the American Stock Exchange.

On November 1, 2005, the Company entered into a management services contract for management of a fuel terminal (storage tanks, piping and racks for dispensing) located in Paw Creek, NC. for $8,333 per month. The term of the agreement is for a period of sixty months beginning November 1, 2005 through October 31, 2010.

On November 3, 2005, the Company was advised by two Directors that a personal lawsuit against them in the United Kingdom alleging they improperly obtained technology owned by another company has been dropped. The Company is currently marketing products utilizing technology received from the two Directors under a royalty agreement. The Company firmly believes that the technology is materially different than that referred to in the aforementioned lawsuit. Further, the two Directors have filed patent applications in the United Kingdom for protection of their technology used by the Company.

On November 8, 2005, the Company formed a joint venture with PowerSHIFT Energy Company, Inc., ("PowerSHIFT Energy") a provider of alternative energy solutions, to build biodiesel plants and power generation facilities in the United States. The joint venture, PowerSHIFT Biofuels, LLC, ("PowerSHIFT Biofuels") is equally owned by NewGen and PowerSHIFT Energy. PowerSHIFT Biofuels has already identified several potential opportunities in California, Hawaii, and Iowa to provide biodiesel and complete green energy solutions for utilities, industry and transportation. The first of these projects could potentially be operational by the fourth quarter of 2006, and all identified plants combined would produce in excess of 140 million gallons of biodiesel. Additional sites are currently being explored in the Midwest and Rocky Mountain states. The Company has advanced $50,000 for initial start up costs to PowerSHIFT, LLC subsequent to September 30, 2005. The Company has a 50% voting and share of profits/losses in PowerSHIFT Biofuels, LLC.

A stock option award was granted to the Company's new CFO on October 10, 2005, (date employment began) for the option to purchase 500,000 shares at $1.00 per share and vesting in accordance with the NQSO Plan.


On November 29, 2005, NewGen announced the formation of its first international joint venture with AG Global Partners, Ltd. ("AG"), a provider of international biofuel and alternative energy solutions. AG will be responsible for assembling a team to emulate the Company's and ReFuel America's model of being a completely integrated supplier of performance fuels and biofuels. The joint venture company, owned

        NEWGEN TECHNOLOGIES, INC. (formerly Bongiovi Entertainment, Inc.)
                 AND SUBSIDIARIES (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JUNE 1, 2005 (INCEPTION) TO SEPTEMBER 30, 2005


equally by the Company and AG, will be involved in all steps of the fuel from the manufacture of biofuels through the supply and distribution of fuels to wholesale and retail networks, including commercial fleets and retail gas stations. The Company and AG share equally in profits and losses. The operation will offer performance fuels, biofuels and green energy solutions to governments, businesses, and other industry players in various global markets including Europe, the Middle East, Southeast Asia, and Australia. The Company has not advanced any start up costs subsequent to September 30, 2005. The Company has a 50% voting and share of AG profits and losses.


On November 30, 2005 the Company announced that it has formed an engineering and design joint venture, Actanol BioEngineering, LLC ("Actanol BioEngineering") with ACTANOL Service Ltd. ("ACTANOL"), a provider of alternative energy and biofuel plant solutions, to oversee the design, engineering, construction, operations and technology support for biodiesel and other biofuel plants is equally owned by the Company and ACTANOL, who also share equally in profits and losses. The Company saw a need to have a partner with the highest level of engineering and design expertise. ACTANOL, based in Munich, Germany, has years of direct experience designing and operating various types of plants and related infrastructure in the biofuel, pharmaceutical, and petrochemical industries. ACTANOL has access to over 1,200 engineers and technicians to ensure that the Company will have the highest quality biofuel plants in the world. ACTANOL BioEngineering is already working with the Company and its U.S. subsidiary, ReFuel America, to develop the previously announced biofuel and green energy projects in North Carolina, South Carolina, Georgia, Iowa, Texas, California and Hawaii. ACTANOL is also exploring other opportunities in the U.S. and plans to deliver projects in Germany, the Ukraine, and Brazil. ACTANOL's complete "agro-refinery" solution can transfer multiple feedstocks into various biofuels, biolubricants, fodder, biofertilizer, bioplastics and other forms of energy. The Company has advanced $12,000 in start up costs subsequent to September 30, 2005. The Company has advanced $12,000 for initial start up costs to ACTANOL subsequent to September 30, 2005. The Company has a 50% voting and share of ACTANOL profits and losses.

In December 2005, the Company sold 1,084,200 shares of Common Stock to various individuals at a value of $1.00 per share for net cash proceeds of $215,200 and subscriptions receivable of $869,000. In addition, a warrant was issued to an individual for the purchase of 140,000 shares at an exercise price of $1.50 per share. The warrant expires five years from the date of issuance.

During December 2005, an individual exchanged future services at a value of $1.00 per share for 2,000 shares of common stock totaling $2,000 of which $2,000 has been deferred.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Nevada Revised Statutes our directors and officers will have no individual liability to us or our stockholders or creditors for any damages resulting from the officer's or director's act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer's or director's act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer's or director's breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The effect of this statute is to eliminate the individual liability of our officers and directors to the corporation or its stockholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

         Our Amended Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law. The Nevada Revised Statutes also provide that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                                      $ 12,346.81
Printing and engraving expenses                           $ 10,000.00
Legal fees and expenses                                   $ 50,000.00
Accounting fees and expenses                              $ 20,000.00
Miscellaneous expenses                                    $  5,000.00

     Total...........................................     $ 97,346.81
                                                          ===========
         The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Pursuant to a Share Exchange Agreement dated July 29, 2005, which closed on August 2, 2005, we issued 28,135,033 shares of common stock and a warrant to purchase 2,155,000 shares of common stock to accredited investors and non-U.S. persons (as contemplated by Rule 902 under the Securities Act of 1933). These issuances are exempt from registration requirements under Regulation D or Regulation S under the Securities Act of 1933, as amended. The shares issued pursuant to Regulation S were issued in an "offshore transaction" as defined in, and pursuant to, Rule 902 under the Securities Act of 1933 on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

         On August 2, 2005, we issued to Sarmatan Developments Ltd. a warrant to purchase 100,000 shares of common stock, at an exercise price of $5.00 per share, exercisable for a term of 5 years. The issuance of the warrant is exempt from the registration requirements under Rule 4(2) of the Securities Act of 1933, as amended.

         On August 24, 2005, we completed a private placement offering of 534,000 shares our common stock, par value $0.001 per share, to accredited investors for an aggregate purchase price of approximately $267,000. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         On September 2, 2005, we completed a private placement offering of 2,238,000 shares our common stock, par value $0.001 per share, to accredited investors for an aggregate purchase price of approximately $1,119,000. Additionally, we issued 1,094,000 shares of common stock, par value $0.001 per share, in consideration for settlement of $547,000 of our debt obligations. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         On September 30, 2005, we completed a private placement offering of 1,187,500 shares our common stock, par value $0.001 per share, to accredited investors for an aggregate purchase price of approximately $593,750. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         On October 10, 2005, we completed a private placement offering of 266,000 shares our common stock, par value $0.001 per share, to accredited investors for an aggregate purchase price of approximately $133,000. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         In December 2005, we completed a private placement offering of 1,084,200 shares our common stock, par value $0.001 per share, to accredited investors for an aggregate purchase price of approximately $1,084,200. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Cornell Financing

         To obtain funding we entered into a Securities Purchase Agreement with Cornell Capital Partners LP on January 24, 2006 for the sale of $5,000,000 in secured convertible debentures and warrants to buy 1,125,000 shares of our common stock. Provided that the terms and conditions of the Securities Purchase Agreement are satisfied Cornell Capital Partners LP is obligated to provide us with an aggregate of $5,000,000 as follows:

         o  $2,200,000 was disbursed on January 24, 2006;
         o $650,000 will be disbursed on the earlier to occur of (i) the date that all shares pledged to Cornell Capital Partners LP have been received by them, or (ii) two business days before this prospectus is declared effective; and
         o $2,150,000 will be disbursed two business days before this prospectus is declared effective.

         The secured convertible debentures bear interest at 10%, mature three years from the date of issuance and the principal is convertible into our common, at a conversion price per share equal to the lesser of (i) $1.00, or
(ii) eighty percent (80%) of the lowest closing bid price for the our common stock during the five trading days immediately preceding the conversion date, subject to adjustment. Upon three-business days advance written notice, we may redeem the secured convertible debentures, in whole or part if the closing bid price of our common stock at the time of such written notice is less than $1.00. In the event that we exercise our right of redemption within 90 days of the date of issuance of the secured convertible debentures, the redemption will be calculated at 107% of the face value and if the right of redemption is exercised after 90 days of the date of issuance of the secured convertible debentures, the redemption will be calculated at 110% of the face value.

         The warrants are exercisable until three years from the date of issuance and have an exercise price of $1.00 per share. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

         * All of the above offerings and sales were deemed to be exempt under
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

Exhibit
Number      Description of Exhibit

3.1 Registrant's Articles of Incorporation (incorporated by reference to the exhibits to Registrants Form 8-K filed on November 14, 2005).
3.2         Certificate of Amendment to Registrant's Articles of Incorporation
3.4 Articles of Merger changing the Registrant's name to NewGen Technologies, Inc. (incorporated by reference to the exhibits to Registrants Form 8-K filed on August 12, 2005).
3.5         Registrant's By-Laws.
5.1         Opinion of Sichenzia Ross Friedman Ference LLP
10.1        Share Exchange Agreement by and among Bongiovi Entertainment,
            Inc., ReFuelAmerica, Inc. and the shareholders of ReFuel America, Inc. (incorporated by reference to a Form 8-K filed by the Registrant on August 4, 2005)
10.2        Management Services Agreement by and between Bongiovi
            Entertainment, Inc. and Sarmatan Developments Ltd. (incorporated by reference to a Form 8-K filed by the Registrant on August 4, 2005)
10.3 Warrant issued to Frank Crivello SEP IRA dated August 2, 2005 (incorporated by reference to a Form 8-K filed by the Registrant on August 4, 2005)
10.4 Form of Registration Rights Agreement (incorporated by reference to the exhibit to Registrants Form 8-K filed on August 25, 2005)
10.5 Limited Liability Company Agreement of Advanced Biotechnology, LLC (incorporated by reference to a Form 8-K filed by the Registrant on September 22, 2005)
10.6 Contract of Sale, dated September 28, 2005, by and among Crown Central LLC and ReFuel America, Inc. (incorporated by reference to a Form 8-K filed by the Registrant on October 3, 2005)
10.7 Amendment to Contract of Sale, dated December 9, 2005, by and among Crown Central LLC and ReFuel America, Inc. (incorporated by reference to the exhibit to Registrants Form 8-K filed on December 16, 2005)
10.8 Limited Liability Company Agreement of Powershift Biofuels of Hawaii, LLC, dated November 15, 2005, by and among Powershift Biofuels of Hawaii, LLC, Powershift Energy Company, Inc. and ReFuel America, Inc. (incorporated by reference to a Form 8-K filed by the Registrant on November 16, 2005)

Exhibit
Number      Description of Exhibit

10.9        Limited Liability Company Agreement of Powershift Biofuels of
            Iowa, LLC, dated November 15, 2005, by and among Powershift Biofuels of Hawaii, LLC, Powershift Energy Company, Inc. and ReFuel America, Inc. (incorporated by reference to a Form 8-K filed by the Registrant on November 16, 2005)
10.10 Joint Venture Agreement, dated November 29, 2005, by and among NewGen Technologies, Inc., AG Global Partners Limited and NewGen Fuel Technologies Limited (incorporated by reference to a Form 8-K filed by the Registrant on December 6, 2005)
10.11       Technology License & Development Agreement, dated November 29,
            2005, by and between Newgen Technologies, Inc. and NewGen Fuel Technologies Limited (incorporated by reference to a Form 8-K filed by the Registrant on December 6, 2005)
10.12       Limited Liability Company Agreement of Actanol Bioengineering,
            LLC, dated November 28, 2005, by and among Actanol Bioengineering, LLC, Actanol Service Ltd. and Newgen Technologies, Inc. (incorporated by reference to a Form 8-K filed by the Registrant on December 6, 2005)
10.13 $2,200,000 principal amount Secured Convertible Debenture, dated January 24, 2006, issued by NewGen Technologies, Inc. to Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.14 Warrant to purchase 1,125,000 shares of Common Stock of NewGen Technologies, Inc., issued January 24, 2006 (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.15 Securities Purchase Agreement, dated January 24, 2006, by and between NewGen Technologies, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.16 Investor Registration Rights Agreement, dated January 24, 2006, by and between NewGen Technologies, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.17 Security Agreement, dated January 24, 2006, by and between NewGen Technologies, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.18 Subsidiary Security Agreement, dated January 24, 2006, by and between ReFuel Terminal Operations, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.19 Subsidiary Security Agreement, dated January 24, 2006, by and between ReFuel America, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
10.20 Subsidiary Security Agreement, dated January 24, 2006, by and between NewGen International, Inc. and Cornell Capital Partners LP (incorporated by reference to a Form 8-K filed by the Registrant on January 30, 2006)
21.1        List of Subsidiaries
23.1        Consent of Weinberg & Company, P.A.
23.2        Consent of Sichenzia Ross Friedman Ference LLP (contained in
            Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Charlotte, North Carolina, on February 10, 2006.


                         NEWGEN TECHNOLOGIES, INC.


                         By:      /s/  S. Bruce Wunner
                                  --------------------------
                                  S. Bruce Wunner
                                  Chief Executive Officer
                                  (Principal Executive Officer)

                         By:      /s/ Scott A. Deininger
                                  --------------------------
                                  Scott A. Deininger
                                  Chief Financial Officer
                                  (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Bruce Wunner and Scott A. Deininger his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to
Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                 TITLE                      DATE
------------------------------------    ------------------------------------  ----------------------
/s/ S. Bruce Wunner                     Chief Executive Officer and Chairman  February 10, 2006
---------------------------
S. Bruce Wunner

/s/ Ian Williamson                      President and Director                February 10, 2006
---------------------------
Ian Williamson

/s/ Scott A. Deininger                  Chief Financial Officer               February 10, 2006
---------------------------
Scott Deininger

/s/ Noel M. Corcoran                    Director                              February 10, 2006
---------------------------
Noel M. Corcoran

/s/ Cliff Hazel                         Director                              February 10, 2006
---------------------------
Cliff Hazel

/s/ Carlos Genardini                    Director                              February 10, 2006
---------------------------
Carlos Genardini



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